UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2006

____________________

Standard Drilling, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-85460	84-1598154
(Commission File Number)	(I.R.S. Employer Identification No.)

1667 K St., NW, Ste. 1230 Washington, DC	20006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (202) 955-9490

Online Holdings, Inc.
(Former Name)
5957 South Birch Way
Littleton, CO 80121
(Former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.01. Completion of Acquisition or Disposition of Assets.

Principal Terms of the Merger

On September 1, 2006, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated July 24, 2006 by and among Online Holdings, Inc., a Nevada corporation (the “Company”), Standard Drilling Acquisition Co., a Delaware corporation (“Merger Sub”), and Standard Drilling, Inc., a Delaware corporation (“Standard Drilling Delaware”), ( the “Merger Agreement”), Merger Sub was merged with and into Standard Drilling Delaware, and Standard Drilling Delaware became a wholly-owned subsidiary of the Company (the “Merger”). As a result of the Merger, the Company, which previously had no material operations, acquired the business of Standard Drilling Delaware.

Upon the consummation of the Merger each outstanding share of common stock of Standard Drilling Delaware was converted into one share of our common stock. All outstanding options and warrants to purchase common stock of Standard Drilling Delaware were assumed by us and converted into options and warrants to purchase an equal number of shares of our common stock on the same terms and conditions. The Merger resulted in a change of control of us, with the former security holders of Standard Drilling Delaware owning approximately 91.4% of the our outstanding common stock, or approximately 94% assuming the exercise of all outstanding options and warrants, following the closing of the Merger.

In the Merger, Online Holdings exchanged 41,223,000 shares of its common stock in exchange for 41,223,000 shares of common stock of Standard Drilling Delaware and reserved for issuance (1) 10,800,300 shares of common stock pursuant to outstanding warrants to purchase common stock of Standard Drilling Delaware that were assumed by Online Holdings, and (2) 8,520,000 shares of common stock pursuant to outstanding options to purchase common stock of Standard Drilling Delaware pursuant to the Standard Drilling, Inc. 2006 Stock Incentive Plan that were assumed by Online Holdings. In connection with the Merger, Standard Drilling Delaware paid Online Holdings $60,000 as a deposit pursuant to the Merger Agreement. A condition to the Merger was an agreement by the then principal stockholder of Online Holdings to cancel, immediately prior to the Merger, 20,000,000 outstanding shares of common stock of Online Holdings that had been issued to the principal shareholder. In consideration of such cancellation, Online Holdings paid the principal shareholder $60,000, and Standard recognized recapitalization expense of $60,000. The then principal shareholder of Online Holdings also assumed the net liabilities of Online Holdings.

In connection with the Merger, Online Holdings changed its name to Standard Drilling, Inc.

As a result of the Merger, we have 45,073,000 shares of common stock issued and outstanding and an additional 19,320,300 shares of common stock reserved for issuance as described above.

The terms of the Merger Agreement were determined through negotiations between us and Standard Drilling Delaware. Prior to the Merger, there were no material relationships between us and Standard Drilling Delaware, any of their respective affiliates, directors or officers or any associates of such directors or officers.

The Merger Agreement is included herewith as an exhibit and incorporated herein by reference.

In connection with the consummation of the Merger, we changed our name to Standard Drilling, Inc. and we changed the address of the principal executive offices of the Company to 1667 K St., NW, Ste. 1230, Washington, DC, 20006 and the telephone number of the Company’s executive offices was changed to (202) 955-9490.

In the remainder of Item 2.01, “we” or “us” and similar terms refer to Online Holdings, Inc. after the Merger which resulted in Standard Drilling Delaware becoming a wholly owned subsidiary of Online Holdings, Inc.

OUR BUSINESS

We intend to provide contract land drilling services to independent and major oil and gas exploration and production companies. We anticipate having a premium fleet of three rigs by the end of 2006, six rigs by the end of 2007 and a total of up to 12 rigs by the end of 2008. We have a contract to purchase three 1500 horsepower rigs from Romfor West Africa, Ltd. (“Romfor.”) These rigs will all be constructed from new and used components. We expect our first rig to be operational by November 1, 2006 and for our second and third rigs to be operational by December 31, 2006. After these initial purchases, we intend to continue making additions to our drilling fleet, either through acquisitions of selected assets or through the construction of refurbished drilling rigs. We expect all of our rigs will initially operate in the Ft. Worth Basin in northern Texas and in the Arkoma Basin in eastern Oklahoma and western Arkansas, where specialized drilling techniques are required to develop unconventional natural gas shales efficiently. Horizontal drilling is a specialized drilling technique intended to increase the exposure of the wellbore to the natural gas producing formation and increase drainage rates and production volumes. We are equipping all of our rigs for drilling horizontal wells with top drives that will make them more efficient in the drilling of long reach horizontal wells; long reach horizontal wells are increasing as a percentage of total wells drilled in the United States and make up the major proportion of current wells being drilled in unconventional natural gas shale prospects.

Our operational headquarters are in the Houston, Texas area just south of the United States' currently most active natural gas regions. We intend to focus our operations on the drilling of natural gas wells in the Ft. Worth Basin in northern Texas and the Arkoma Basin in eastern Oklahoma and western Arkansas. These geological basins are generally characterized by unconventional natural gas formations with very low permeability rock, such shales of the Mississippian periods. We have employed dedicated, highly trained employees with extensive experience in the drilling industry who are able to meet complex operational challenges. In addition to our drilling rigs, we will provide our customers with the drilling crews and most of the ancillary equipment needed to operate our drilling rigs. Although we are primarily an oil and gas services company, we intend also to use our rigs to gain interests in oil and natural gas properties through participation in the wells drilled utilizing our drilling equipment.

We expect to earn our revenues by drilling oil and gas wells for our customers and through our negotiated participation in oil and natural gas properties. We expect to obtain contracts for drilling oil and gas wells either through competitive bidding or through direct negotiations with customers. Our drilling contracts will provide for compensation on either a term, daywork or footage basis. Contract terms will generally depend on the complexity and risk of operations, the on-site drilling conditions, and the type of equipment used and the anticipated duration of the work to be performed. We do not currently have any completed rigs or any contracts to provide drilling services; however, we have begun hiring and training initial members of our rig crews in preparation of beginning operations on November 1, 2006.

Employees

As of August 26, 2006, we employed eighteen people, none of whom are subject to a collective bargaining agreement. We consider our relations with our employees to be good.

Our Strategy

We intend to focus on providing premium horizontal drilling technology and techniques. Our business strategy includes three core elements:

•	Assembling and maintaining a fleet of premium land drilling rigs and associated equipment, primarily active in natural gas shale and other unconventional natural gas drilling markets;

•	Providing drilling equipment adaptable to, and personnel familiar with, new technologies and drilling techniques, including those required for drilling in natural gas shales; and

•	Obtaining interests in oil and natural gas prospects through the contracting of our rigs.

Our Strengths

We believe our competitive strengths will include:

Premium rig fleet. We intend to acquire and operate a fleet of six to twelve premium 1000-1500 horsepower rigs with top drives. The recovery of unconventional natural gas resources often involves horizontal drilling techniques that require premium rigs with horsepower similar to our rigs.

Knowledge of the Current Drilling Technology. We have assembled a group of technical experts and professionals from successful oil and gas companies with experience in shale gas and drilling operations. We believe our knowledge of and experience with the current techniques for shale gas wells gives us a competitive advantage over many drilling service providers.

The Land Drilling Industry

Rig usage has steadily increased since 1999. From the average rig count in 1999 to June 2006 the industry has experienced a growth rate in excess of 300%. Land drilling companies are putting new and refurbished land drilling rigs into active drilling service to meet the demands of natural gas exploration and production companies, who are in need of contract drilling services to exploit higher natural gas prices. Over the past 2 years, average natural gas prices have been rising due to (i) high production decline rates of current natural gas fields and (ii) increasing demand to generate electricity in the United States from consumers and power plants. A steady increase in natural gas prices in turn increases the amount of drilling activity conducted by natural gas exploration and production companies. This demand is met onshore by land drilling rig companies who provide the equipment and crews to drill the wells for the exploration and production industry.

Industry Trends

We believe that the following trends in our industry can benefit our future operations:

Increased decline rates in natural gas basins in the U.S. According to the federal Energy Information Administration ("EIA"), even though the number of U.S. natural gas wells drilled has increased significantly, a corresponding increase in production has not been realized. We believe that a significant reason for the limited supply response, even as drilling activities have increased, is the accelerating decline rates of production from new natural gas wells drilled. A study published by the National Petroleum Council in September 2003 concluded, from analysis of production data over the preceding ten years that as a result of domestic natural gas decline rates of 25% to 30% per year, 80% of natural gas production in ten years will be from wells that have not yet been drilled. We believe that this tends to support a sustained higher natural gas price environment, which should create incentives for oil and natural gas exploration and production companies to increase drilling activities in the U.S.

The drilling industry has rebounded from a 20 year downturn over the last few years. The industry is currently at a point where excess supply has been cannibalized, and the existing rig fleet averages 25 years in age. Therefore, we believe that companies with the experience and facilities to refurbish, manufacture and place land drilling rigs in the field will hold a strategic advantage over those companies waiting for new rigs to come off the assembly line.

High natural gas prices. 2005 marked the third year of consecutive increase in the yearly average NYMEX near month natural gas contract price. While natural gas prices are volatile, we believe that if the current prices are sustained, the industry will see an increase in exploration and drilling. This may translate into increased demand for contract drilling and increased dayrates due to increased demand.

Inability to rapidly expand natural gas imports. According to the EIA, in 2003, 15% of U.S. natural gas demand was satisfied by net imports. Of these net imports, 86% were via pipeline, primarily from Canada. The balance was imported liquefied natural gas. The EIA projects that Canadian imports of natural gas will decrease and liquefied natural gas imports will continue to increase to meet growing natural gas demand in the U.S. While major investments are being made to increase liquefied natural gas import capacity, the EIA estimates that liquefied natural gas imports will still satisfy less than 10% of total U.S. natural gas demand by 2010.

Increases in dayrates and operating margins for land drilling. The increase in the price of natural gas, coupled with accelerating decline rates and an increase in the number of natural gas wells being drilled, have resulted in increases in rig utilization, and consequently improved dayrates and cash margins over the past two years. Additionally, we believe oil and gas producers are willing to enter into longer term contracts to ensure the availability of a drilling rig on their properties.

Drilling Equipment

A drilling rig consists of engines, a hoisting system, a rotating system, pumps and related equipment to circulate drilling fluid, blowout preventers and related equipment.

Diesel or gas engines are typically the main power sources for a drilling rig. Power requirements for drilling jobs may vary considerably, but most drilling rigs employ two or more engines to generate between 500 and 2,000 horsepower, depending on well depth and rig design. Most drilling rigs capable of drilling in deep formations, involving depths greater than 15,000 feet, use diesel-electric power units to generate and deliver electric current through cables to electrical switch gears, then to direct-current electric motors attached to the equipment in the hoisting, rotating and circulating systems.

Drilling rigs use long strings of drill pipe and drill collars to drill wells. Drilling rigs are also used to set heavy strings of large-diameter pipe, or casing, inside the borehole. Because the total weight of the drill string and the casing can exceed 500,000 pounds, drilling rigs require significant hoisting and braking capacities. Generally, a drilling rig's hoisting system is made up of a mast, or derrick, a drilling line, a traveling block and hook assembly and ancillary equipment that attaches to the rotating system, a mechanism known as the drawworks. The drawworks mechanism consists of a revolving drum, around which the drilling line is wound, and a series of shafts, clutches and chain and gear drives for generating speed changes and reverse motion. The drawworks also houses the main brake, which has the capacity to stop and sustain the weights used in the drilling process. When heavy loads are being lowered, a hydraulic or electric auxiliary brake assists the main brake to absorb the great amount of energy developed by the mass of the traveling block, hook assembly, drill pipe, drill collars and drill bit or casing being lowered into the well.

The rotating equipment from top to bottom consists of a swivel, the kelly bushing, the kelly, the rotary table, drill pipe, drill collars and the drill bit. We refer to the equipment between the swivel and the drill bit as the drill stem. The swivel assembly sustains the weight of the drill stem, permits its rotation and affords a rotating pressure seal and passageway for circulating drilling fluid into the top of the drill string. The swivel also has a large handle that fits inside the hook assembly at the bottom of the traveling block. Drilling fluid enters the drill stem through a hose, called the rotary hose, attached to the side of the swivel. The kelly is a triangular, square or hexagonal piece of pipe, usually 40 feet long, that transmits torque from the rotary table to the drill stem and permits its vertical movement as it is lowered into the hole. The bottom end of the kelly fits inside a corresponding triangular, square or hexagonal opening in a device called the kelly bushing. The kelly bushing, in turn, fits into a part of the rotary table called the master bushing. As the master bushing rotates, the kelly bushing also rotates, turning the kelly, which rotates the drill pipe and thus the drill bit. Drilling fluid is pumped through the kelly on its way to the bottom. The rotary table, equipped with its master bushing and kelly bushing, supplies the necessary torque to turn the drill stem. The drill pipe and drill collars are both steel tubes through which drilling fluid can be pumped. Drill pipe, sometimes called drill string, comes in 30-foot sections, or joints, with threaded sections on each end. Drill collars are heavier than drill pipe and are also threaded on the ends. Collars are used on the bottom of the drill stem to apply weight to the drilling bit. At the end of the drill stem is the bit, which chews up the formation rock and dislodges it so that drilling fluid can circulate the fragmented material back up to the surface where the circulating system filters it out of the fluid.

Drilling fluid, often called mud, is a mixture of clays, chemicals and water or oil, which is carefully formulated for the particular well being drilled. Bulk storage of drilling fluid materials, the pumps and the mud-mixing equipment are placed at the start of the circulating system. Working mud pits and reserve storage are at the other end of the system. Between these two points the circulating system includes auxiliary equipment for drilling fluid maintenance and equipment for well pressure control. Within the system, the drilling mud is typically routed from the mud pits to the mud pump and from the mud pump through a standpipe and the rotary hose to the drill stem. The drilling mud travels down the drill stem to the bit, up the annular space between the drill stem and the borehole and through the blowout preventer stack to the return flow line. It then travels to a shale shaker for removal of rock cuttings, and then back to the mud pits, which are usually steel tanks. The reserve pits, usually one or two fairly shallow excavations, are used for waste material and excess water around the location.

There are numerous factors that differentiate drilling rigs, including their power generation systems and their drilling depth capabilities. The actual drilling depth capability of a rig may be less than or more than its rated depth capability due to numerous factors, including the size, weight and amount of the drill pipe on the rig.

Drilling Contracts

As a provider of contract land drilling services, our business and the profitability of our operations depend on the level of drilling activity by oil and natural gas exploration and production companies operating in the geographic markets where we operate. The oil and natural gas exploration and production industry is a historically cyclical industry characterized by significant changes in the levels of exploration and development activities. During periods of lower levels of drilling activity, price competition tends to increase and results in decreases in the profitability of term and daywork contracts. In such a lower level drilling activity and competitive price environment, we may be more inclined to enter into footage contracts that expose us to greater risk of loss without commensurate increases in potential contract profitability.

We expect to obtain our contracts for drilling oil and natural gas wells either through competitive bidding or through direct negotiations with customers. We do not currently have any contracts for drilling services. We expect our drilling contracts generally will provide for compensation on either a term, daywork or footage basis. The contract terms we intend to offer generally depend on the complexity and risk of operations, the on-site drilling conditions, and the type of equipment used and the anticipated duration of the work to be performed. Generally, we expect our contracts to provide for the drilling of a single well, multiple wells or for a specified period of time.

Term Contracts. Under term drilling contracts, we will provide a drilling rig with required personnel to our customer who supervises the drilling of the well. We expect to be paid for a set term based on a negotiated fixed rate per day or some term while the rig is used. Term drilling contracts specify the equipment to be used, the size of the hole and the depth of the well. Under a term drilling contract, the customer bears a large portion of the out-of-pocket drilling costs, sometimes pays for all or a portion of the services before services are actually rendered and sometimes will pay a reduced daily rate for the days when the rig is in transit to a new site. Under a term contract, we will generally bear no part of the usual risks associated with drilling, such as time delays and unanticipated costs.

Daywork Contracts. Under daywork drilling contracts, we will provide a drilling rig with required personnel to our customer who supervises the drilling of the well. We will be paid based on a negotiated fixed rate per day while the rig is used. Daywork drilling contracts specify the equipment to be used, the size of the hole and the depth of the well. Under a daywork drilling contract, the customer bears a large portion of the out-of-pocket drilling costs and we will generally bear no part of the usual risks associated with drilling, such as time delays and unanticipated costs.

Footage Contracts. Under footage contracts, we will be paid a fixed amount for each foot drilled, regardless of the time required or the problems encountered in drilling the well. We typically expect to pay more of the out-of-pocket costs associated with footage contracts as compared to daywork contracts. The risks to us on a footage contract are greater because we assume most of the risks associated with drilling operations generally assumed by the operator in daywork and term contracts, including the risk of blowout, loss of hole, stuck drill pipe, machinery breakdowns, abnormal drilling conditions and risks associated with subcontractors' services, supplies, cost escalation and personnel. We intend to manage this additional risk through the use of engineering expertise and bid the footage contracts accordingly, and we expect to maintain insurance coverage against some, but not all, drilling hazards. However, the occurrence of uninsured or under-insured losses or operating cost overruns on our footage jobs could have a material adverse effect on our financial position and results of operations.

Turnkey Contracts. Turnkey contracts typically provide for a drilling company to drill a well for a customer to a specified depth and under specified conditions for a fixed price, regardless of the time required or the problems encountered in drilling the well. The drilling company provides technical expertise and engineering services, as well as most of the equipment and drilling supplies required to drill the well. The drilling company may subcontract for related services, such as the provision of casing crews, cementing and well logging. Under typical turnkey drilling arrangements, a drilling company does not receive progress payments and is paid by its customer only after it has performed all its obligations under the drilling contract.

Although we do not currently intend to enter into any turnkey contracts, we may decide to enter into such arrangements in the future. The risks to a drilling company under a turnkey contract are substantially greater than on a well drilled on a daywork basis. This is primarily because under a turnkey contract the drilling company assumes most of the risks associated with drilling operations generally assumed by the operator in a daywork contract, including the risk of blowout, loss of hole, stuck drill pipe, machinery breakdowns, abnormal drilling conditions and risks associated with subcontractors' services, supplies, cost escalations and personnel.

Competition

We will encounter substantial competition from other drilling contractors. Our primary market area is highly fragmented and competitive. The fact that drilling rigs are mobile and can be moved from one market to another in response to market conditions heightens the competition in the industry.

The drilling contracts we compete for are usually awarded on the basis of competitive bids. Our principal competitors are Nabors Industries, Inc., Patterson-UTI Energy, Inc., Unit Corp., Grey Wolf, Pioneer, Helmerich & Payne, Inc. and many other small independent drillers like ourselves. We believe pricing and rig availability are the primary factors our potential customers consider in determining which drilling contractor to select. In addition, we believe the following factors are also important:

•	the type and condition of each of the competing drilling rigs;

•	the ability to provide drilling equipment adaptable to, and personnel familiar with, new technologies and drilling techniques.

•	the mobility and efficiency of the rigs;

•	the quality of service and experience of the rig crews; and

•	the offering of ancillary services.

While we must be competitive in our pricing, our competitive strategy will emphasize the quality of our equipment and the experience of our rig crews to differentiate us from our competitors. This strategy will be less effective when a lower demand for drilling services or an oversupply of rigs results in increased price competition and makes it more difficult to compete on the basis of factors other than price. In all of the markets in which we intend to compete, an oversupply of rigs can cause greater price competition.

Contract drilling companies compete primarily on a regional basis, and the intensity of competition may vary significantly from region to region at any particular time. If demand for drilling services improves in a region where we operate, our competitors might respond by moving in suitable rigs from other regions. An influx of rigs from other regions could rapidly intensify competition and reduce profitability.

Drilling Supplies

The materials and supplies we will use in our drilling operations include fuels to operate our drilling equipment, drilling mud, drill pipe, drill collars, drill bits and cement. We do not expect to rely on a single source of supply for any of these items. We are currently in the process of establishing contracts for such materials or supplies.

Operating Risks and Insurance

Our operations are subject to the many hazards inherent in the contract land drilling business described in "Risk Factors." We intend to protect ourselves from some but not all operating hazards through insurance coverage. However, some risks are either not insurable or insurance is available only at rates that we consider uneconomical. Those risks include pollution liability in excess of relatively low limits. Depending on competitive conditions and other factors, we will attempt to obtain contractual protection against uninsured operating risks from our customers. However, customers who provide contractual indemnification protection may not in all cases have sufficient financial resources or maintain adequate insurance to support their indemnification obligations. We currently have workers compensation, general liability and contingent auto policies in place. We do not currently have any insurance policies in effect for the rigs, but we will have rig physical damage, contingent control of well and general and excess liability insurance in place when we begin to operate the rigs.

RISK FACTORS

The following factors affect our business and the industry in which it operates. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known or that we currently consider immaterial may also have an adverse effect on our business. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows, or prospects could be materially adversely affected.

Risks Relating to our Business

We expect to derive all our revenues from companies in the oil and natural gas exploration and production industry, a historically cyclical industry with levels of activity that are significantly affected by the levels and volatility of oil and natural gas prices.

As a provider of contract land drilling services, our business depends on the level of drilling activity by oil and natural gas exploration and production companies operating in the geographic markets where we operate. The oil and natural gas exploration and production industry is a historically cyclical industry characterized by significant changes in the levels of exploration and development activities. Oil and natural gas prices, and market expectations of potential changes in those prices, significantly affect the levels of those activities. Worldwide political, economic and military events have contributed to oil and natural gas price volatility and are likely to continue to do so in the future. Any prolonged reduction in the overall level of exploration and development activities, whether resulting from changes in oil and natural gas prices or otherwise, can materially and adversely affect us in many ways by negatively impacting:

•	our revenues, cash flows and profitability;

•	our ability to maintain or increase our borrowing capacity;

•	our ability to obtain additional capital to finance our business and make acquisitions, and the cost of that capital;

•	our ability to retain skilled rig personnel whom we would need in the event of an upturn in the demand for our services; and

•	the fair market value of our rig fleet.

Depending on the market prices of oil and natural gas, oil and natural gas exploration and production companies may cancel or curtail their drilling programs, thereby reducing demand for our services. Oil and natural gas prices have been volatile historically and, we believe, will continue to be so in the future. Many factors beyond our control affect oil and natural gas prices, including:

•	the cost of exploring for, producing and delivering oil and natural gas;

•	the discovery rate of new oil and natural gas reserves;

•	the rate of decline of existing and new oil and natural gas reserves;

•	significant increases in US imports of liquid natural gas (LNG) or in imports from Canada;

•	available pipeline and other oil and natural gas transportation capacity;

•	the ability of oil and natural gas companies to raise capital;

•	actions by OPEC, the Organization of Petroleum Exporting Countries;

•	political instability in the Middle East and other major oil and natural gas producing regions;

•	economic conditions in the United States and elsewhere;

•	governmental regulations, both domestic and foreign;

•	domestic and foreign tax policy;

•	weather conditions in the United States and elsewhere;

•	the pace adopted by foreign governments for the exploration, development and production of their national reserves;

•	the price of foreign imports of oil and natural gas; and

•	the overall supply and demand for oil and natural gas.

We have a limited operating history and limited revenues and it is uncertain whether or not we will be able to develop a successful business.

We have no operating history and, accordingly, are subject to substantial risks inherent in the commencement of a new business enterprise. We do not have any assets other than a contract to construct three rigs. We were originally formed in February 2006 to contract land drilling services to independent and major oil and gas exploration and production companies, with a premium fleet of 6 to 12 rigs. To date, we have not generated any revenue from our operations. There can be no assurance that we will be able to successfully acquire rigs, obtain drilling contracts, generate revenues, or operate profitably. Additionally, we have no business history that investors can analyze to aid them in making an informed judgment as to the merits of an investment in us. Any investment in us should be considered a high risk investment because the investor will be placing funds at risk in a company with unforeseen costs, expenses, competition, and other problems to which new ventures are often subject. Investors should not invest in us unless they can afford to lose their entire investment.

We have limited sources of liquidity and will need to raise additional capital in order to execute our business plan.

We will require additional capital to execute our business plan, and our ability to obtain the necessary funding is uncertain. The timing and degree of any future capital requirements will depend on many factors, including:

•	the accuracy of the assumptions underlying our estimates for our capital needs in 2006 and beyond;

•	the number of prospects we identify;

•	the terms on which we can obtain rights to those prospects;

•	the cost of developing the prospects; and

•	our success rate in developing economically successful prospects.

We have no immediate internal sources of funds, and we do not have any committed sources of capital. Additional financing through partnering, public or private equity financings, lease transactions or other financing sources may not be available on acceptable terms, or at all. Additional equity financings could result in significant dilution to our stockholders. If sufficient capital is not available, we may be required to delay or reduce the scope of our rig acquisition or operation activities which could have a material adverse effect on our business and financial results.

As of August 15, 2006, our monthly operating overhead is approximately $250,000 and such amount will increase as we expand our operations.

Several of our officers are also employed as officers and directors for another company which may lead to conflicts of interest for these officers.

Several of our officers, including our CEO, President and CFO, are also employed as officers and/or directors of Calibre Energy, Inc., a company engaged in the business of exploration and production of oil and natural gas. There exists a substantial possibility of a conflict of interest for those officers employed by Calibre Energy, arising from their employment by both us and Calibre Energy. As officers, these individuals will have a duty of loyalty to both companies, and a conflict will arise if we enter into any arrangements with Calibre Energy or if we and Calibre Energy engage, or attempt to engage, in the same businesses. In such cases, the officers may not be able to make decisions or take action that satisfies their obligations to both companies.

Employment of some of our officers by another company may limit the time they have available to devote to managing our business.

As noted above, several of our officers, including our CEO, President and CFO, are also employed as officers and/or directors of Calibre Energy, Inc. Because of the time required of them to manage Calibre Energy’s business, the officers may not be able to devote sufficient time to managing our business, and as a result our business and financial results could be adversely affected.

Increases in the supply of rigs or a decrease in demand for rigs could decrease dayrates and utilization rates.

Any increase in the supply of land rigs, whether through new construction or refurbishment, or a reduction in demand for rigs could decrease rates and utilization rates, which would adversely affect our revenues and profitability. In addition, such an adverse effect on our revenue and profitability could be further aggravated by any downturn in oil and natural gas prices which may lead to a decrease in the demand for rigs.

A material reduction in the levels of exploration and development activities in the Ft. Worth and Arkoma Basins or an increase in the number of rigs mobilized to the Ft. Worth and Arkoma Basins could materially and adversely affect our operations.

We intend to conduct all of our initial operations in the Ft. Worth and Arkoma Basins. A material reduction in the levels of exploration and development activities in Ft. Worth and Arkoma Basins due to a variety of oil and natural gas industry risks described above or an increase in the number of rigs mobilized to the Ft. Worth and Arkoma Basins could result in increased competition, reduced rates and materially and adversely affect our operations.

If we are unable to successfully complete the refurbishment of our rigs on schedule and use those rigs, at profitable levels, our financial condition and results of operations will be adversely affected.

Our three initial rigs that we have contracted to buy are in the process of refurbishment. Our refurbishment projects are subject to the risks of delay and potential cost overruns inherent in any large construction project, including shortages of equipment, unforeseen engineering problems, work stoppages, weather interference, unanticipated cost increases, inability to obtain necessary certifications and approvals and shortages of materials or skilled labor. Significant delays could have a material adverse effect on anticipated contract commitments with respect to the rigs being refurbished, while significant cost overruns or delays in general could adversely affect our financial condition and results of operations.

The drilling industry has a history of cyclicality and may experience losses in the future.

Although the industry has been largely profitable in the last two years, it has a history of losses. Our profitability in the future will depend on many factors, but largely on utilization rates and rates for our drilling rigs. Current utilization rates and rates may decline due to reductions in demand for rigs or an oversupply of rigs, and we may experience losses in the future.

We need to purchase additional rigs at reasonable cost in order to expand our fleet; however, we may not be able to acquire any additional rigs which will have an adverse respect on our operations and financial results.

As a key component of our business strategy, we intend to acquire up to three rigs in the next 5 months. We may be unable to continue to identify additional suitable rigs, negotiate acceptable terms or successfully acquire any rigs. In addition, we will have to ultimately refurbish our rigs. Our failure to incorporate any acquired assets into our operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on our financial condition and results of operations.

We operate in a highly competitive, fragmented industry in which price competition is intense.

We will encounter substantial competition from other drilling contractors. Our primary market areas are highly fragmented and competitive. The fact that drilling rigs are mobile and can be moved from one market to another in response to market conditions heightens the competition in the industry.

The drilling contracts we compete for are usually awarded on the basis of competitive bids or direct negotiations with customers. We believe pricing and rig availability are the primary factors our potential customers consider in determining which drilling contractor to select. In addition, we believe the following factors are also important:

•	the type and condition of each of the competing drilling rigs;

•	the ability to provide drilling equipment adaptable to, and personnel familiar with, new technologies and drilling techniques.

•	the mobility and efficiency of the rigs;

•	the quality of service and experience of the rig crews; and

•	the offering of ancillary services.

While we must be competitive in our pricing, our competitive strategy is to emphasize the quality of our equipment and experience of our drilling management to differentiate us from our competitors. This strategy is less effective when lower demand for drilling services or an oversupply of rigs usually results in increased price competition making it more difficult for us to compete on the basis of factors other than price. In all of the markets in which we compete, an oversupply of rigs can cause greater price competition.

Contract drilling companies compete primarily on a regional basis, and the intensity of competition may vary significantly from region to region at any particular time. If demand for drilling services improves in a region where we operate, our competitors might respond by moving in suitable rigs from other regions. An influx of rigs from other regions could rapidly intensify competition and reduce profitability.

We face competition from many competitors with greater resources which may make it more difficult for us to compete.

Many of our competitors have greater financial, technical and other resources than we do. Their greater capabilities in these areas may enable them to:

•	better withstand industry downturns;

•	compete more effectively on the basis of price and technology;

•	retain skilled rig personnel; and

•	build new rigs or acquire and refurbish existing rigs so as to be able to place rigs into service more quickly than us in periods of high drilling demand.

Unexpected cost overruns on footage contracts or turnkey contracts could adversely affect our financial position and our results of operations.

Although we intend to focus on daywork contracts, we could choose to enter into footage contracts. Under a footage contract we are responsible for "in-hole" equipment, damage to the hole and controlling any event that could arise from fire or uncontrollable flows of oil or natural gas above or below the surface of the ground. We do not purchase insurance for these exposures and we might have to bear the full cost of such risks, which could have an adverse effect on our financial condition and results of operation. Similar to our footage contracts, under turnkey contacts drilling companies assume most of the risks associated with drilling operations that the operator generally assumes under a daywork contract. Although we do not expect to regularly enter into turnkey contracts, if we were to enter into a turnkey contract or acquire such a contract in connection with future acquisitions, the occurrence of uninsured or under-insured losses or operating cost overruns on such a job could have a material adverse effect on our financial position and results of operations.

Our operations involve operating hazards, which if not insured or indemnified against, could adversely affect our results of operations and financial condition.

Our operations are subject to the many hazards inherent in the contract land drilling business, including the risks of:

•	blowouts;

•	fires and explosions;

•	loss of well control;

•	collapse of the borehole;

•	lost or stuck drill strings; and

•	damage or loss from natural disasters.

Any of these hazards can result in substantial liabilities or losses to us from, among other things:

•	damage or loss from natural disasters;

•	damage to, or destruction of, our property and equipment and that of others;

•	personal injury and loss of life;

•	damage to producing or potentially productive oil and natural gas formations through which we drill; and

•	environmental damage.

We will seek to protect ourselves from some but not all operating hazards through insurance coverage. However, some risks are either not insurable or insurance is available only at rates that we consider uneconomical. Those risks include pollution liability in excess of relatively low limits. Depending on competitive conditions and other factors, we attempt to obtain contractual protection against uninsured operating risks from our customers. However, customers who provide contractual indemnification protection may not in all cases maintain adequate insurance or assets to support their indemnification obligations. Our insurance or indemnification arrangements may not adequately protect us against liability or loss from all the hazards of our operations. The occurrence of a significant event that we have not fully insured or indemnified against or the failure of a customer to meet its indemnification obligations to us could materially and adversely affect our results of operations and financial condition. Furthermore, we may be unable to maintain adequate insurance in the future at rates we consider reasonable.

We face increased exposure to operating difficulties because we primarily focus on drilling for natural gas which increases the risk we may experience operating difficulties which increase our costs or create significant liabilities.

A majority of our drilling contracts are expected to be with exploration and production companies in search of natural gas. Drilling on land for natural gas generally occurs at deeper drilling depths than drilling for oil. Although deep-depth drilling exposes us to risks similar to risks encountered in shallow-depth drilling, the magnitude of the risk for deep-depth drilling is greater because of the higher costs and greater complexities involved in drilling deep wells. We expect to generally enter into International Association of Drilling Contractors contracts that contain "daywork" indemnification language that transfers responsibility for down hole exposures such as blowout and fire to the operator, leaving us responsible only for damage to our rig and our personnel. If we do not adequately insure the risk from blowouts or if our contractual indemnification rights are insufficient or unfulfilled, our profitability and other results of operation and our financial condition could be adversely affected in the event we encounter blowouts or other significant operating difficulties while drilling at deeper depths.

Our operations are subject to various laws and governmental regulations that could restrict our future operations, increase our operating costs and adversely effect out business and financial conditions.

Many aspects of our operations are subject to various federal, state and local laws and governmental regulations, including laws and regulations governing:

•	environmental quality;

•	pollution control;

•	remediation of contamination;

•	preservation of natural resources; and

•	worker safety.

Our operations are subject to stringent federal, state and local laws and regulations governing the protection of the environment and human health and safety. Several such laws and regulations relate to the disposal and discharge of hazardous oilfield waste and other waste material into the environment. Several such laws also require removal and remedial action and other cleanup under certain circumstances, commonly regardless of fault. These laws and regulations may require the acquisition of permits before drilling commences and may restrict the types, quantities, concentrations and control of substances that can be released into the environment. Planning, implementation and maintenance of protective measures are required to prevent accidental discharges.

Spills of oil, natural gas liquids, drilling fluids and other substances may subject us to penalties and cleanup requirements. Handling, storage and disposal of both hazardous and non-hazardous wastes are also subject to these regulatory requirements. In addition, our operations are often conducted in or near ecologically sensitive areas, which are subject to special protective measures and which may expose us to additional operating costs and liabilities for accidental discharges of oil, natural gas, drilling fluids, contaminated water or other substances or for noncompliance with other aspects of applicable laws and regulations.

The federal Clean Water Act, as amended by the Oil Pollution Act, the federal Clean Air Act, the federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, the Safe Drinking Water Act, the Occupational Safety and Health Act, or OSHA, and their state counterparts and similar statutes are the primary vehicles for imposition of such requirements and for civil, criminal and administrative penalties and other sanctions for violation of their requirements. The OSHA hazard communication standard, the Environmental Protection Agency "community right-to-know" regulations under Title III of the federal Superfund Amendment and Reauthorization Act and comparable state statutes require us to organize and report information about the hazardous materials we use in our operations to employees, state and local government authorities and local citizens. In addition, CERCLA, also known as the "Superfund" law, and similar state statutes impose strict liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered responsible for the release or threatened release of hazardous substances into the environment. These persons include the current owner or operator of a facility where a release has occurred, the owner or operator of a facility at the time a release occurred, and companies that disposed of or arranged for the disposal of hazardous substances found at a particular site. This liability may be joint and several. Such liability, which may be imposed for the conduct of others and for conditions others have caused, includes the cost of removal and remedial action as well as damages to natural resources. Few defenses exist to the liability imposed by environmental laws and regulations. It is also not uncommon for third parties to file claims for personal injury and property damage caused by substances released into the environment.

Environmental laws and regulations are complex and subject to frequent changes. Failure to comply with governmental requirements or inadequate cooperation with governmental authorities could subject a responsible party to administrative, civil or criminal action. We may also be exposed to environmental or other liabilities originating from businesses and assets that we acquired from others. Compliance with applicable environmental laws and regulations has not, to date, materially affected our capital expenditures, earnings or competitive position, although compliance measures have added to our costs of our drilling equipment. We do not expect to incur material capital expenditures in our next fiscal year in order to comply with current or reasonably anticipated environment control requirements. However, our compliance with amended, new or more stringent requirements, stricter interpretations of existing requirements or the future discovery of regulatory noncompliance or contamination may require us to make material expenditures or subject us to liabilities that we currently do not anticipate.

In addition, our business depends on the demand for land drilling services from the oil and natural gas industry and, therefore, is affected by tax, environmental and other laws relating to the oil and natural gas industry generally, by changes in those laws and by changes in related administrative regulations. It is possible that these laws and regulations may in the future add significantly to our operating costs or those of our customers or otherwise directly or indirectly affect our operations.

We rely on a few key employees whose absence or loss could adversely affect our business.

Many key responsibilities within our business have been assigned to a small number of employees. The loss of their services could adversely affect our business. In particular, the loss of the services of our Chairman and Chief Executive Officer Prentis B. Tomlinson, Jr., President and Chief Operating Officer Edward L. Moses, Jr. or our Vice President of Operations, Michael J. Walker, could disrupt our operations. We have entered into employment contracts with our executives. As a practical matter, any employment agreement we may enter into will not assure the retention of our employees. In addition, we do not maintain "key person" life insurance policies on any of our employees. As a result, we are not insured against any losses resulting from the death of any key employee.

We may be unable to attract and retain qualified, skilled employees necessary to operate our business.

Our success depends in large part on our ability to attract and retain skilled and qualified personnel. Our inability to hire, train and retain a sufficient number of qualified employees could impair our ability to manage and maintain our business. We require skilled employees who can perform physically demanding work. Shortages of qualified personnel are occurring in our industry. As a result of the volatility of the oil and natural gas industry and the demanding nature of the work, potential employees may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive with ours. If we should suffer any material loss of personnel to competitors or be unable to employ additional or replacement personnel with the requisite level of training and experience to adequately operate our equipment, our operations could be materially and adversely affected. With a reduced pool of workers, it is possible that we will have to raise wage rates to attract workers from other fields and to retain our current employees. If we are not able to increase our service rates to our customers to compensate for wage-rate increases, our financial condition and results of operations may be adversely affected. In addition, demand for workers with the necessary skills is increasing and making it more difficult to locate and hire such employees.

We could be adversely affected by shortages of equipment supplies.

The materials and supplies we will use in our drilling operations include fuels to operate our drilling equipment, drilling mud, drill pipe, drill collars, drill bits and cement. We do not rely on a single source of supply for any of these items. From time to time there have been shortages of drilling equipment and supplies during periods of high demand which we believe could reoccur. Shortages could result in increased prices for drilling equipment or supplies that we may be unable to pass on to customers. In addition, during periods of shortages, the delivery times for equipment and supplies can be substantially longer. Any significant delays in our obtaining drilling equipment or supplies could limit drilling operations and jeopardize our relations with customers. In addition, shortages of drilling equipment or supplies could delay and adversely affect our ability to obtain new contracts for our rigs, which could have a material adverse effect on our financial condition and results of operations.

Drilling wells is speculative, unpredictable, and may be unprofitable.

We will be required to pay our pro rata share of drilling expenses on a prospect where we take a working interest. Drilling involves high risk, and the probability is high that no oil and gas will be discovered in commercial quantities. In most instances, a dry hole will result in a total loss of any amounts invested in obtaining and the drilling of the prospect.

Risks Related to Our Common Stock

There is currently no market for our securities, and there are substantial restrictions on the transferability of our securities.

There is currently a limited market for our common stock. Accordingly, purchasers of the shares offered hereby will be required to bear the economic consequences of holding such securities for an indefinite period of time. An active trading market for our common stock may not ever develop. Any trading market that does develop may be volatile, and significant competition to sell our common stock in any such trading market may exist, which could negatively affect the price of our common stock. As a result, the value of our common stock may decrease. Additionally, if a trading market does develop, such market may be highly illiquid, and our common stock may trade at a price that does not accurately reflect the underlying value of our net assets or business prospects. Investors are cautioned not to rely on the possibility that an active trading market may develop or on the prices at which our stock may trade in any market that does develop in making an investment decision.

We presently do not intend to pay cash dividends on our stock.

We currently anticipate that no cash dividends will be paid on any of our stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that all earnings, if any, will be retained to finance future expansion of our business.

Our officers and directors control a 34.49% of our stock and thus may elect the majority of our directors.

Our officers and directors own or control a substantial portion of our issued and outstanding shares of the Company. Officers and directors own approximately 34.49% of the issued and outstanding shares of common stock. Therefore, officers and directors will have the voting power to elect members of our board of directors and to control substantially all corporate actions and decisions for an indefinite period of time. The business is managed and controlled primarily by the officers and directors.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information with respect to the beneficial ownership of our common stock:

•	each person or entity known by us to beneficially own five percent (5%) or more of either class of common stock;

•	each director and named executive officer; and

•	all of our directors and executive officers

Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it, him or her as set forth opposite their name. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934:

Name and Address(1)	Common Stock	Ownership (%)(2)
Prentis B. Tomlinson, Jr. (3)(4)	14,300,000	29.14%
Standard Drilling Partners, LLC (4)	10,300,000	22.85%
Edward L. Moses, Jr. (5)	2,000,000	4.25%
W. Richard Anderson (6)	600,000	1.31%
O. Oliver Pennington, III (7)	400,000	*
Murray Smith (6)	200,000	*
Robert H. Steelhammer (6)	200,000	*
Robert T. Moffett	-	*
Michael J. Walker	-	*
Officers and Directors as a Group (8 Persons)	17,700,000	34.49%

* Represents less than 1% of the issued and outstanding shares of common stock.

(1)	Except as otherwise noted, the street address of the named beneficial owner is 1667 K Street, NW, Suite 1230, Washington, DC 20006.

(2)
Based on a total of (i) 45,073,000 shares of common stock issued and outstanding after the closing of the acquisition of Standard Drilling, Inc., a Delaware corporation, on September 1, 2006, plus (ii) shares that may be issued to the named stockholder upon exercise of options that are exercisable within 60 days.

(3)
Includes (i) 10,300,000 shares of stock held by Standard Drilling Partners, LLC., which Mr. Tomlinson controls, and (ii) 4,000,000 shares of common stock that may be issued upon the exercise of options in the next 60 days. Does not include 300,000 shares held by Mr. Tomlinson’s spouse and for which Mr. Tomlinson disclaims beneficial ownership.

(4)	Mr. Tomlinson controls Standard Drilling Partners, LLC.

(5)	Includes 1,250,000 options to purchase common stock that are exercisable within 60 days.

(6)	Represents shares of common stock that may be acquired upon exercise of options in the next 60 days.

(7)	Includes 300,000 shares held by Mr. Pennington’s spouse and for which Mr. Pennington disclaims beneficial ownership.

DIRECTORS, EXECUTIVE OFFICERS,
AND CONTROL PERSONS

The following table sets forth certain information with respect to our current directors and executive officers.

Name	Age	Position

Prentis B. Tomlinson, Jr.	62	Chairman of the Board and CEO
Edward L. Moses, Jr.	68	President, COO, and Director
Robert T. Moffett	55	Sr. Vice President and General Counsel
O. Oliver Pennington, III	35	Vice President and Chief Financial Officer
Michael J. Walker	60	Vice President of Operations
W. Richard Anderson	50	Director
Murray Smith	55	Director
Robert H. Steelhammer	55	Director

The following biographies describe the business experience of our executive officers and directors. Each of our officers and directors were appointed to their positions on September 1, 2006 in connection with the merger of Standard Drilling, Inc. and Standard Drilling Acquisition Co. Each officer devotes such of his business time, attention and energies to the business of the Company as are reasonably necessary to perform his respective duties under his employment Agreement.

Prentis B. Tomlinson, Jr., Chairman and CEO. Mr. Tomlinson has over 30 years of experience in the energy industry, and is a second-generation oil and gas man who traces his roots back to Tomlinson Geophysical Service, founded in 1937 by P. B. Tomlinson, Sr. Mr. Tomlinson has founded a number of companies in the energy sector, including exploration and production companies, a crude trading company and another oilfield service company, TGS Geophysical, Inc., which merged with Nopec in 1997 to form TGS Nopec (www.TGS-Nopec.com) (OSE: TGS). Since 2001, Mr. Tomlinson has been a private investor. In 2003, Mr. Tomlinson helped to found, and remains a significant shareholder, a drilling technology company based in Houston, Texas, Particle Drilling Technologies, Inc. (www.particledrilling.com) (Nasdaq: PDRT). In 2005, Mr. Tomlinson founded Calibre Energy, Inc. (www.calibreenergy.com) (OTC: CBRE.OB) and currently serves as Chairman, President, and CEO. Mr. Tomlinson expects to continue in his position at Calibre Energy while also serving as our Chairman and CEO.

Edward L. Moses, Jr., President, COO and Director. Mr. Moses has over 40 years experience in the oil and gas industry beginning as a roustabout and roughneck for drilling contractors while studying for his B.S. in Petroleum Engineering at Texas A&M University. He is currently a Director of Horizon Offshore (Nasdaq: HOFF). In 2005, Mr. Moses helped to found Calibre Energy, Inc. (www.calibreenergy.com) (OTC: CBRE.OB) and currently serves as Vice Chairman and as a Director of Calibre Energy. After receiving his engineering degree in 1958, Mr. Moses joined The Superior Oil Company where he was Manager of Domestic and International Drilling Operations. He left Superior Oil in 1976 to work as an independent consultant where he and his partners provided consulting and turnkey drilling services throughout the Gulf Coast, South Texas, and North Sea areas as well as India and Central America. Mr. Moses joined Deep Tech companies in 1989 as Vice President, Engineering. Before leaving Deep Tech in 1998, he served as Senior Vice President of North Atlantic Pipeline Partners, L.P.; Senior Vice President of Tatham Offshore Canada, Limited; Managing Director of Deepwater Production Systems, Inc.; and Executive Vice President of RIGCO North American, L.L.C. From 1998 until 2000, Mr. Moses was the Chairman and Chief Executive Officer of Prime Natural Resources, Inc., a Houston based exploration and production company. Since 2000 Mr. Moses has been a private investor. He is a Professional Engineer in Texas and Louisiana, member of Society of Petroleum Engineers, Texas Society of Professional Engineers, and a Director of Spindletop. Mr. Moses expects to continue his position at Calibre Energy while also serving as our President and COO.

Robert T. Moffett, Senior Vice President and General Counsel. Mr. Moffett has over 30 years of experience in the oil & gas industry. After graduating from Southern Methodist University Law School in 1976, Mr. Moffett served as a Law Clerk for a United States District Court Judge for the Southern District of Texas. In 1978, he formed the law firm of Moffett & Davis, specializing in oil & gas matters, later merging with the largest oil & gas law firm in the State of Texas. Mr. Moffett then went on to form Moffett & Brewster in 1987. Moffett & Brewster, specialized in the purchase and management of oil & gas minerals for various investors. In 1992, Mr. Moffett joined Howell Corporation as General Counsel and later became Corporate Secretary. In 2002, Howell Corporation was sold to Anadarko Petroleum Corporation. The sale was handled by senior management, without the participation of investment bankers,. Since 2003, Mr. Moffett has been in private law practice. Further, Mr. Moffett has served as a Director and Chairman of the Audit Committee of Genesis Energy, L.P.

O. Oliver Pennington, III, Vice President and Chief Financial Officer. Mr. Pennington has over 11 years of experience in the financial industry and can trace his roots in the oil and gas business through his grandfather, Arthur Buzzini, back to the mid-1930s. From July 2005 until December of 2005 Mr. Pennington was a private investor. From January 2003 until June 2005, Mr. Pennington was employed as a partner and senior member of the investment team of Sthenos Capital Limited, a hedge fund based in London, and from August 1996 until September of 2002 as the Head of International Trading, analyst and member of the international investment team at Kingdon Capital Management Corp., a hedge fund based in New York. He was a private investor from September 2002 until January of 2003. Mr. Pennington started his career as a trader for AIM Management, an asset management company based in Houston. In December 2005, Mr. Pennington joined Calibre Energy, Inc. (www.calibreenergy.com) (OTC: CBRE.OB) and currently serves as its CFO.

Michael J. Walker, Vice President of Operations. With over 38 years of worldwide drilling, engineering, operations and management experience, Mr. Walker has demonstrated expertise in innovative drilling practices and completion for domestic and international projects. He is also skilled in developing mature assets, and the planning and execution of remote exploration wells. Mr. Walker worked as the Worldwide Drilling Manager and Chief Drilling Engineer for Occidental Petroleum Corporation’s Headquarters office and 15 subsidiaries (Common: OXY) www.oxy.com where he handled their domestic and International assets (2001-2006). During 2000-2001, Mr. Walker worked at Anadarko Petroleum Corporation (Common: APC) www.anadarko.com as Manager of Drilling in the International and Offshore Division. Mr. Walker served as the Manager of Drilling, Worldwide for Union Pacific Resources Company (NYSE: UPR) www.up.com (1987-2000). As Manager of Drilling and Production for the International Division of Diamond Shamrock, Mr. Walker conducted the drilling and evaluation of wells and managed subsidiary offices in six different countries (1983-1987).

W. Richard Anderson, Director. Mr. Anderson worked with Hein & Associates LLP, a Houston based certified public accounting firm, from 1984 to 1998, where he served as a partner from 1989 to January 1995 and as a managing partner of the firm from January 1995 to October 1998. In 1999, Mr. Anderson left Hein & Associates to work at Prime Natural Resources, Inc. as its Chief Financial Officer. Since 2000 he has served as President and Chief Executive Officer of Prime Natural Resources. Prime Natural Resources is a closely held exploration and production company. Additionally, Mr. Anderson became a Director in 1999 of Boots & Coots International Well Control and chairs the audit committee to the board as well as serves as a member of the Compensation Committee. In 2005, Mr. Anderson became a Director of Calibre Energy, Inc. (www.calibreenergy.com) (OTC: CBRE.OB) and currently chairs the audit committee.

Murray Smith, Director. Hon. Murray Smith was appointed in January 2005 as the official representative of the province of Alberta to the United States. He leads the newly established Alberta Office in Washington, D.C., located in the Canadian embassy. Prior to his diplomatic posting, Mr. Smith served for twelve years as a member of the legislative assembly in Alberta. During the period from 1994 to 2004, Premier Ralph Klein appointed him to four different cabinet portfolios: energy, gaming, labor and economic development. As Minister of Energy (2001-04), Mr. Smith was responsible for increasing international recognition of Alberta's 176 billion barrels of established oil reserves, including 174 billion barrels of oil sands reserve. During his tenure, Alberta's annual oil and gas royalty revenue rose to over $9 billion, a record number of wells were drilled (over 20,000), and over $60 billion in investment was committed to Alberta oil sands projects. Mr. Smith was also responsible for Alberta's electricity sector, guiding the $5 billion market move to competitive wholesale generation. Increased investment added over 5000MW in new generation, and Alberta became the top wind generated electricity province in Canada. Mr. Smith also served as gaming minister (1999-2001) and Minister for Labor (1996-99). And in his first cabinet-level post, as economic development minister (1994-96), he initiated the largest industrial tax reduction in the province's history. He was a member of the cabinet committee treasury board and a main contributor to the province's debt retirement plan, which led the province to become the first debt-free jurisdiction in Canada. Before serving as an elected member of the Alberta legislature in 1993, Mr. Smith was an independent businessman. He started and owned a number of Alberta-based energy and retail companies.

Robert H. Steelhammer, Director. Mr. Steelhammer has been a practicing attorney in Houston, Texas since 1972. Prior to entering the practice of law, Mr. Steelhammer was a practicing registered professional engineer with Fluor Corporation. From 1987 until present, Mr. Steelhammer has been the named partner at Steelhammer & Miller, P.C, corporate, oil and gas, business, international and real estate law. Prior to that, Mr. Steelhammer practiced oil and gas, business, corporate and general litigation law for Weitinger, Steelhammer & Tucker, P.C. He received a Bachelor of Science degree from the University of Texas and a Juris Doctor degree from South Texas College of Law. He is a member of the State Bar of Texas, a registered professional engineer for the State of Texas and a member of the American Institute of Chemical Engineers. He began his career as a process engineer for Tenneco. He has also worked for US Industrial Chemicals and the Flour Corporation in the same capacity. Since 1983, he has served as a member of the Board of Directors of Prosperity Bancshares, Inc., a member of its audit committee and chairman of its corporate governance committee.

Effective September 1, 2006, Mr. Shaun Carter, prior to that date our sole director and officer, resigned as an officer and a director.

EXECUTIVE COMPENSATION

Employment Agreements

During the fiscal years ended December 31, 2003, 2004 and 2005, neither Shaun Carter, our sole director and officer prior to our acquisition of Standard Drilling in August 2006, nor the officers and directors of Standard Drilling who became our officers and directors upon completion of our acquisition of Standard Drilling, received any compensation from us. Set forth below is a summary of the material terms of the compensation and employment agreements made between Standard Drilling and its executive officers which we assumed in connection with our acquisition of Standard Drilling.

Prentis B. Tomlinson, Jr. Mr. Tomlinson entered into an employment agreement effective February 14, 2006. The agreement has a three year term and provides that Mr. Tomlinson will serve as CEO. Mr. Tomlinson receives an annual base salary of $200,000, which may be increased at our discretion and may elect to receive an amount of restricted stock or options determined by the compensation committee in lieu of salary and benefits. Mr. Tomlinson’s base salary shall be increased to $400,000 upon the second anniversary date from the effective date of this agreement. Mr. Tomlinson has also received the following stock options pursuant to the agreement: non-statutory options to purchase 4,000,000 shares of our common stock at a price of $.07 per share. The options expire on January 25, 2008, may be exercised on a net cashless basis, and are exercisable from the date of issuance. Any common stock so issued must be forfeited back to the Company if the closing price of our common stock on any exchange on which the common stock of the Company is traded or quoted fails to equal or exceed $2.50 for 10 trading days prior to January 25, 2008.

Edward L. Moses, Jr., Mr. Moses entered into an employment agreement effective February 14, 2006. The agreement has a three year term and provides that Mr. Moses will serve as President and COO. Mr. Moses receives an annual base salary of $200,000, which may be increased at our discretion. Mr. Moses may elect to receive an amount of restricted stock or options determined by the compensation committee in lieu of salary and benefits. Mr. Moses’ base salary shall be increased to $380,000 upon the second anniversary date from the effective date of this agreement. Mr. Moses has also received the following stock options pursuant to the agreement: non-statutory options to purchase 1,250,000 shares of our common stock at a price of $.07 per share. The options expire on January 25, 2008, may be exercised on a net cashless basis, and are exercisable from the date of issuance. Any common stock so issued must be forfeited back to the Company if the closing price of our common stock on any exchange on which the common stock of the Company is traded or quoted fails to equal or exceed $2.50 for 10 trading days prior to January 25, 2008. As our business will be conducted from various venues and in lieu of the provision of Company owned equipment, the Company will reimburse Mr. Moses as an expense a monthly sum of $1,000.

Robert T. Moffett. Mr. Moffett entered into an employment agreement effective May 15, 2006. The agreement has a three year term and provides that Mr. Moffett will serve as Senior Vice President and General Counsel. Mr. Moffett receives an annual base salary of $250,000, which may be increased at our discretion. Mr. Moffett’s base salary shall be increased to $380,000 upon the second anniversary date from the effective date of this agreement. Mr. Moffett has also received the following stock options pursuant to the agreement: non-statutory options to purchase 400,000 shares of our common stock at a price of $.07 per share. The options expire on January 25, 2008, may be exercised on a net cashless basis, and are exercisable after the later of the date the closing price of our common stock on any exchange on which the common stock of Standard Drilling, Inc. is traded or quoted equals or exceeds $2.50 for 10 trading days or January 1, 2007. As our business will be conducted from various venues and in lieu of the provision of Company owned equipment, the Company will reimburse Mr. Moffett as an expense a monthly sum of $1,000.

O. Oliver Pennington, III. Mr. Pennington entered into an employment agreement effective February 14, 2006. The agreement has a three year term and provides that Mr. Pennington will serve as Vice President and CFO. Mr. Pennington receives an annual base salary of $200,000, which may be increased at our discretion. Mr. Pennington’s base salary shall be increased to $360,000 upon the second anniversary date from the effective date of this agreement. Mr. Pennington has also received the following stock options pursuant to the agreement: non-statutory options to purchase 650,000 shares of our common stock at a price of $.07 per share. The options expire on January 25, 2008, may be exercised on a net cashless basis, and are exercisable after the later of the date the closing price of our common stock on any exchange on which the common stock of Standard Drilling, Inc. is traded or quoted equals or exceeds $2.50 for 10 trading days or January 1, 2007.

Michael J. Walker. Mr. Walker entered into an employment agreement effective May 1, 2006. The agreement has a three-year term and provides that Mr. Walker will serve as Vice President of Operations. Mr. Walker receives an annual base salary of $200,000, which may be increased at our discretion. Mr. Walker’s base salary shall be increased to $360,000 upon the second anniversary date from the effective date of this agreement. Mr. Walker has also received the following stock options pursuant to the agreement: non-statutory options to purchase 300,000 shares of our common stock at a price of $.07 per share. The options expire on January 25, 2008, may be exercised on a net cashless basis, and are exercisable after the later of the date the closing price of our common stock on any exchange on which the common stock of Standard Drilling, Inc. is traded or quoted equals or exceeds $2.50 for 10 trading days or January 1, 2007. As our business will be conducted from various venues and in lieu of the provision of Company owned equipment, the Company will reimburse Mr. Walker as an expense a monthly sum of $1,000.

Other Employment Agreement Terms. Each of the foregoing employment agreements also include the following terms:

Each employee is entitled to participate in any employee benefit plans that are made available to our employees and shall be eligible, in the sole discretion of the Board, to be considered for a bonus following each fiscal year ending during the Term based upon the Executive's performance and the operating results of the Company and their affiliates during such year in relation to performance targets established by the Board. Determination of the bonus amount shall take into account such unusual or nonrecurring items as the Chief Executive Officer of Standard and/or the Board deem appropriate.

During the term of the agreement, we may terminate the employee’s employment at any time by giving three months written notice. Additionally, we may terminate the employee’s employment for cause upon written notice. The employee may terminate his employment for “Good Reason” when there is a decrease in the Executive’s base salary, or a materially adverse diminution of the overall level of responsibilities of the Executive, or a material breach by the Company of any term or provision of the employment agreement or after a change of control, or any personal reason that the Board or Compensation Committee of the Board in its discretion determines shall constitute “Good Reason.”

In the event of a “Change of Control” (as defined below), if the employee is terminated without cause or he terminates his employment for good reason at any time during the three year period following the Change of Control, the employee will be entitled to the following: all outstanding stock options granted on or prior to the Change of Control shall become immediately exercisable and shall remain exercisable for a period of three years, a lump-sum payment equal to three times the employee’s then current Base Salary, a lump-sum payment equal to three times the highest annual bonus allowed under the Executive Bonus Plan during the three year period preceding the date of the Change of Control, and continued medial and dental coverage for three years from the termination date at no cost to the employee.

For purposes of the agreement, a "Change of Control" means: a tender offer for more than 25% of the outstanding voting securities of the company; the company is merged or consolidated with another corporation, and as a result of the transaction, less than 75% of the outstanding voting securities of the resulting corporations are beneficially owned by stockholders of the company immediately prior to the transaction; the company sells all or substantially all of its assets to another entity that is not a wholly-owned subsidiary; during any 15-month period, individuals who at the beginning of such period constituted the board of directors of the company (including any new member whose election was approved by at least 2/3 of the members of the Board then still in office who were members at the beginning of such period) cease for any reason to constitute at least a majority of the Board; the Compensation Committee of the Board determines, in its sole discretion, that a change of control has occurred; or 80% or more of the outstanding voting securities of the company are acquired by any person or entity other than the company, its subsidiaries or its affiliates.

The employment agreement with the employee also contains customary nondisclosure, non-compete and proprietary rights provisions. In addition, until two years after termination of the agreement, the employee is subject to a non-solicitation agreement with respect to, among others, customers, suppliers and employees of the company.

As disclosed herein, Mr. Tomlinson, our Chairman and CEO, Mr. Moses, our President and COO, and Mr. Pennington, our Vice President and CFO are concurrently serving as officers, directors or employees of Calibre Energy, Inc. Such service has been approved by the Company’s Board of Directors.

2006 Stock Incentive Plan

In connection with our acquisition of Standard Drilling, we assumed the 2006 Stock Incentive Plan that had previously been adopted by the Board of Directors and shareholders of Standard Drilling, Inc. The plan permits grants of options or restricted stock to employees, board members, officers or consultants. The plan is administered by our Board of Directors. The Board has the authority to determine the persons to whom awards are to be granted, the time at which awards will be granted, the number of shares to be represented by each award, and the consideration to be received, if any. The committee administering the plan also has the power to interpret the plan and to create or amend its rules.

Reservation of Shares. Grants of stock options and restricted stock may be made pursuant to the plan. The number of shares of common stock issued under the plan may not exceed 9,000,000 shares. Shares shall be deemed to have been issued under the plan only to the extent actually issued and delivered pursuant to an award. To the extent that an award lapses or the rights of its holder terminate, any shares of common stock subject to the award will again be available for the grant of an award under the plan. The maximum number of shares that may be issued under the plan, as well as the number and price of shares of common stock or other consideration subject to an award under the plan, will be appropriately adjusted by the committee in the event of changes in the outstanding common stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of common stock occurring after an award is granted.

Stock Options. The plan provides for granting (1) "incentive" stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and (2) stock options that do not constitute incentive stock options ("non-statutory" stock options). The exercise price for an option granted under the plan is determined by the committee but will be no less than the fair market value of the option, which will be based on the fair market value our common stock on the date the option is granted. The option price upon exercise shall be paid in the manner prescribed by the committee. Additionally, stock appreciation rights may be granted in conjunction with incentive stock options or non-statutory stock options. Stock appreciation rights give the holder, among other things, the right to a payment in cash, common stock, or a combination thereof, in an amount equal to the difference between the fair market value of our common stock at the date of exercise and the option exercise price. Non-statutory options will have an exercise price determined by the committee and such exercise price may be less than the fair market value of the common stock on the date of grant. The options granted under the plan are assignable and transferable pursuant to compensation committee approval. In the event that incentive stock option grants are made under the plan, such options will be subject to more stringent restrictions on transfer.

Restricted Stock. The plan permits the committee to grant restricted stock awards. Shares of common stock will be issued or delivered to the employee, consultant or director at the time the award is made without any payment to us (other than for any payment amount determined by the committee in its discretion), but such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit and surrender such shares to us as may be determined in the discretion of the committee. The committee may provide that the restrictions on disposition and the obligations to forfeit the shares will lapse based on (1) the attainment of one or more performance measures established by the committee, (2) the holder's continued employment or continued service as a consultant or director for a specified period, (3) the occurrence of any event or the satisfaction of any other condition specified by the committee in its sole discretion or (4) a combination of any of these factors. Upon the issuance of shares of common stock pursuant to a restricted stock award, except for the foregoing restrictions and unless otherwise provided, the recipient of the award will have all the rights of our stockholders with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. The committee may, in its discretion, fully vest any outstanding restricted stock award as of a date determined by the committee.

Change of Control. The plan provides that, upon a Corporate Change (as hereinafter defined), the committee may accelerate the vesting of options, cancel options and make payments in respect thereof in cash, or adjust the outstanding options as appropriate to reflect such Corporate Change (including, without limitation, adjusting an option to provide that the number and class of shares of common stock covered by such option will be adjusted so that the option will thereafter cover securities of the surviving or acquiring corporation or other property (including cash) as determined by the committee). The plan provides that a Corporate Change occurs if (1) we are not be the surviving entity in any merger or consolidation (or we survive only as a subsidiary of an entity), (2) we sell, lease or exchange or agree to sell, lease or exchange all or substantially all of our assets to any other person or entity, (3) we are to be dissolved and liquidated, (4) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of our voting stock (based upon voting power), or (5) as a result of or in connection with a contested election of directors, the persons who were our directors before such election shall cease to constitute a majority of our Board of Directors. No changes were made to outstanding awards under the plan in connection with our reverse merger with ONLH other than all options to purchase common stock became options to purchase an equivalent number of shares of our common stock at the same exercise price.

Term and Amendment. Our Board of Directors may terminate the plan at any time with respect to any shares of common stock for which awards have not been granted. Our Board of Directors has the right to alter or amend the plan at any time, provided that no change in the plan may be made that would impair the rights of a participant in the plan with respect to an award previously granted without the consent of the participant. In addition, our Board of Directors may not, without the consent of our stockholders, amend the plan to (1) increase the maximum aggregate number of shares that may be issued under the plan or (2) change the class of individuals eligible to receive awards under the plan.

Outstanding Awards. As of September 1, 2006, the outstanding options to purchase common stock under the plan consisted of 8,420,000 options to purchase shares of common stock in the aggregate at $0.07 per share and 100,000 options to purchase shares of common stock in the aggregate at $0.965 per share. 6,250,000 of the outstanding options expire on January 25, 2008 and may be exercised on a net cashless basis. Such options are exercisable from the date of issuance. Any common stock so issued must be forfeited back to the company if the closing price of our common stock on any exchange on which the common stock of Standard Drilling, Inc. is traded or quoted fails to equal or exceed $2.50 for 10 trading days prior to January 25, 2008. 2,170,000 of the outstanding options are exercisable after the later of the date the closing price of our common stock on any exchange on which the common stock of Standard Drilling, Inc. is traded or quoted equals or exceeds $2.50 for 10 trading days or January 1, 2007. The options expire on January 25, 2008 and may be exercised on a net cashless basis. 100,000 of the outstanding of stock options have an exercise price of $0.965, vest equally over 4 years and expire on July 27, 2016. We have issued no restricted stock or stock appreciation rights under the plan.

Certain Relationships and Related Transactions.

Our Chairman and CEO, Mr. Prentis B. Tomlinson, Jr., owns approximately 38.0% of Calibre Energy, Inc., a publicly held oil and gas exploration company which trades on the over-the-counter-bulletin-board under the symbol CBRE, and serves as its President, CEO and Chairman of the Board for Calibre Energy. Further, Mr. Moses and Mr. Pennington serve as officers of Calibre Energy.

On March 24, 2006, we borrowed $350,000 from Calibre Energy, Inc. pursuant to a loan bearing interest at 4% per annum. On April 7, 2006 we paid $350,544.54 to Calibre Energy, Inc., the full amount of the loan with all interest due.

We believe all of the transactions with related parties have been on terms no less favorable to us than those terms which may have been obtained from unrelated third parties.

Several of our officers, including our CEO, President and CFO, are also employed as officers and/or directors of Calibre Energy, Inc., a company engaged in the business of exploration and production of oil and natural gas. Serving as an officer and/or director for both companies limits the amount of time available to be devoted by them to managing our business. On average such officers devote approximately 35 to 40 hours per week to each company; however the actual amount devoted to managing either company fluctuates from week to week depending upon the needs and activities of each company. We do not believe that the dual employment of our officers, and the resulting potential limitations on available time, has negatively affected our business. As our business develops, we anticipate engaging additional management.

The dual obligations also create a risk of a conflict of interest for those officers. We have a majority of independent directors. To the extent conflicts of interest do arise, we intend to have future conflicts of interest reviewed and resolved by our independent directors.

We anticipate entering into drilling contracts with Calibre Energy to provide them with drilling services. The terms of any such engagement will be reviewed and approved or rejected by the independent directors. We expect the terms of any such agreement to be no less favorable to us than those terms which may have been obtained from unrelated third parties. When appropriate, we will obtain competing bids for our drilling services, and may enter into contracts with other companies to provide drilling services.

We share facilities and some overhead costs with Calibre Energy in Washington D.C. and are finalizing a service agreement pursuant to which we will pay Calibre for office space and supplies, secretarial services and any other services they provide to us in sharing the Washington D.C. office space. The average monthly payment by us to Calibre Energy under the services agreement is expected to be approximately $20,000. The services agreement may be terminated by either party on 30 days notice.

In addition, Mr. O. Oliver Pennington, III, our Vice President and Chief Financial Officer, is our CEO’s son-in-law.

DESCRIPTION OF CAPITAL STOCK

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001. As of the date hereof none of the preferred stock is outstanding. The Board of Directors may by resolution create, and authorize the issuance of, additional classes of preferred stock with such rights and preferences as the Board of Directors may determine.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $.001 per share. As of the date hereof, the Company had 45,073,000 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. There are no cumulative voting rights. Common stockholders do not have preemptive rights or other rights to subscribe for additional shares, and the Company's common stock is not subject to conversion or redemption. All the outstanding common stock is duly and validly issued and fully paid and non-assessable. In the event of liquidation, the holders of common stock will share equally in any balance of corporate assets available for distribution to them after payment of any preferred stock liquidation preference. Subject to the rights of holders of any other securities subsequently issued, holders of the common stock are entitled to receive dividends when and as declared by the Company's Board of Directors out of funds legally available. The Company has not paid any dividends since its inception and has no intention to pay any dividends in the foreseeable future. Any future dividends would be subject to the discretion of the Company's Board of Directors and would depend on, among other things, future earnings, and the operating and financial condition of the Company, its capital requirements, and general business conditions.

Warrants and Options

We have adopted the 2006 Standard Drilling Stock Incentive Plan (the "Plan"), pursuant to which Standard Drilling may issue to our officers, directors, employees and consultants incentive stock options, non-qualified stock options and shares of restricted stock. The Plan provides for us to issue up to 9,000,000 shares of our common stock pursuant to awards under the Plan. As of September 1, 2006, we have outstanding options to purchase 8,520,000 shares of common stock issued under the Plan. We have designed the plan to qualify under the Internal Revenue Service ("IRS") code as an incentive stock option plan.

We have issued 9,111,500 warrants to purchase one share of our common sock. The warrants have an exercise price of $1.75 per share and expire on June 9, 2008. If at any time the closing price for our common stock equals or exceeds $3.00 per share for 20 consecutive trading days, we have the right to cause the warrants to expire 30 days after delivering notice to the warrant holders. During such 30 day period, the warrant holders will have the right to exercise their warrants.

As part of our private offering in June 2006, we issued warrants to purchase 1,688,800 shares of our common stock at a price of $1.00 per share. These warrants are exercisable immediately and will expire June 9, 2008. If at any time the closing price for our common stock equals or exceeds $3.00 per share for 20 consecutive trading days, we have the right to cause the warrants to expire 30 days after delivering notice to the warrant holders. During such 30 day period, the warrant holders will have the right to exercise their warrants.

Registration Rights

Pursuant to a Registration Rights Agreement entered into with some of our stockholders, we are obligated to use commercially reasonable efforts to file a Registration Statement as soon as possible, to register the re-sale of the shares of our common stock, including the shares issuable upon exercise of the warrants.

We are also obligated to become a reporting issuer in Canada as promptly as practical.

Additionally, if we do not have in place an effective Registration Statement on Form S-1 or Form SB-2 for the shares noted above, and we intend to file a registration statement to register shares of our common stock (other than a registration on Form S-8 relating solely to employee, director or consulting stock option of purchase plans or other equity compensation plans or a registration on Form S-4 relating solely to a transaction under Rule 145 promulgated under the U.S. Securities Act), we are required to offer to include in such registration statement such shares of common stock 45,073,000. Provided, the number of such shares that are included in an underwritten offering by us may be subject to limitation by the underwriters in such offering if marketing factors require such limitations.

Any sales to be made by a holder of common stock pursuant to an effective registration statement are subject to certain blackout rights that may be exercised by us pursuant to which we may prevent any holder from selling under the registration statement for up to 90 days in any six-month period.

We have agreed to pay all costs and expenses associated with the registration of the shares of common stock disclosed above other than legal fees for more than one legal counsel for the selling holders and any underwriters’ fees, discounts or commissions relating to the registered re-sale of the shares. The Registration Rights Agreement also contains customary indemnification provisions between us and the holders of the registered securities.

Anti-Takeover Provisions

Certain provisions in our certificate of incorporation may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.

Blank Check Preferred Stock. Our certificate of incorporation authorizes blank check preferred stock. Our board of directors can set the voting, redemption, conversion and other rights relating to such preferred stock and can issue such stock in either a private or public transaction. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of common stock and the likelihood that holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of our company.

PRICE RANGE OF COMMON STOCK

As of September 1, 2006 after consummation of the merger, there were 45,073,000 shares of our common stock outstanding, held by approximately 241 holders, including shares held in street name. Our common stock is quoted on the OTC Bulletin Board under the symbol “ONLH.OB.” The following table sets forth, for the periods indicated, the high and low bids for our common stock; the bids reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The last reported bid for our common stock on the OTC Bulletin Board on August 31, 2006 was $0 per share.

	High	Low
Fiscal Year Ended December 31, 2004
First Quarter	$0	$0
Second Quarter	0	0
Third Quarter	0	0
Fourth Quarter	0	0

Fiscal Year Ended December 31, 2005
First Quarter	0	0
Second Quarter	0	0
Third Quarter	0	0
Fourth Quarter	0	0

Fiscal Year Ended December 31, 2006
First Quarter	0	0
Second Quarter	0	0
Third Quarter (Through August 31, 2006)	0	0

The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Like the stock prices of other small exploration and production companies, the market price of our common stock may in the future be, subject to significant volatility. Factors such as reports on the results of leasing or drilling operations, changes in the price of oil and gas or drilling costs, changes in estimates of our performance by securities analysts, failure to meet securities analysts' expectations, may have a significant effect on the market price of the common stock. In addition, the price of our stock could be affected by stock price volatility in the exploration and production industry or the capital markets in general without regard to our operating performance.

Dividend Policy

We currently intend to retain future earnings to fund the development and growth of our business and, therefore, do not anticipate paying cash dividends within the foreseeable future. Any future payment of dividends will be determined by our Board of Directors and will depend on our consolidated financial condition and results of operations and other factors deemed relevant by our Board of Directors.

Legal Proceedings

We are not currently a party to any pending legal proceedings.

Recent Sales of Unregistered Securities

On June 9, 2006, the Company completed a private offering of 9,111,500 units at a price of $2.00 per unit. Each unit consisted of two shares of common stock and a warrant to purchase one share of common stock at an exercise price of $1.75 per share for every two shares of common stock the investor purchases in the offering. There were 9,111,500 warrants granted in the offering and the warrants expire two years from purchase. These warrants are valued at $546,690. The Company paid fees and expenses related to the offering of $1,733,828. The Company also granted 1,688,800 warrants with the same terms and conditions as those issued in the private offering to the placement agent. These warrants were valued at $101,328.

In connection with the closing of our acquisition of Standard Drilling, Inc., a Delaware corporation ("Standard Drilling Delaware"), on September 1, 2006, we issued 41,223,000 shares of our voting common stock, par value $0.001 per share ("Common Stock"), to the former holders of common stock of Standard Drilling, Inc., a Delaware corporation and assumed warrants and options to acquire 19,320,300 shares of our common stock. We have reserved for issuance: (1) 10,800,300 shares of Common Stock pursuant to outstanding warrants to purchase common stock of Standard Drilling that were assumed by us, and (2) 8,520,000 shares of Common Stock pursuant to outstanding options to purchase common stock of Standard Drilling to Standard Drilling Delaware's 2006 Stock Incentive Plan that were assumed by the Company. No underwriters were involved in the acquisition described herein. The securities were issued to Standard Drilling’s stockholders in the United States in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder relating to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. The U.S. purchasers of shares of our stock described above represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The securities were issued to Canadian holders of Standard Drilling, Inc. securities pursuant to Regulations and an exemption in subsection 2.11(a) of National Instrument 45-106.

All the purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. The sales of these securities were made without general solicitation or advertising.

Indemnification of Directors and Officers

Chapter 78 of the Nevada General Corporation Law ("NGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NGCL Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NGCL Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NGCL Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

Our Articles of Incorporation and By-laws provide that we may indemnify its officers, directors, agents and any other persons to the fullest extent permitted by the NGCL.

Additionally, under their employment agreements with Standard Drilling (which agreements were assumed by us in connection with the acquisition of Standard Drilling), Messrs. Tomlinson, Moses, Moffett, Pennington, and Walker, are entitled to indemnification in their capacity as officers of the company to the fullest extent permitted by the NGCL.

Item 5.01.	Changes in Control of Registrant.

The information set forth above under “Item 2.01 Completion of Acquisition or Disposition of Assets” is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The information set forth above under “Item 2.01 Completion of Acquisition or Disposition of Assets” is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the acquisition the Company amended its Articles of Incorporation to change its name to Standard Drilling, Inc. and to increase the number of authorized shares as described in “Item 2.01 Completion of Acquisition or Disposition of Assets” which is incorporated herein by reference. A copy of the Company’s Restated and Amended Articles of Incorporation is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Standard Drilling, Inc.
Washington, DC 20006

We have audited the accompanying balance sheet of Standard Drilling, Inc. as of June 30, 2006, and the related statements of operations, shareholders’ equity and comprehensive income, and cash flows for the period from February 14, 2006 (inception) to June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Standard Drilling, Inc. as of June 30, 2006, and the results of its operations and its cash flows for the period from February 14, 2006 (inception) to June 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Standard Drilling, Inc. will continue as a going concern. As discussed in Note 3 to the financial statements, Standard Drilling, Inc. was formed on February 14, 2006 and has commitments for the purchase of equipment that exceed available funds; has no revenues; and has generated operating losses since inception, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Malone & Bailey, PC
Houston, Texas
August 29, 2006

STANDARD DRILLING, INC.

Balance Sheet
June 30, 2006

Assets
Current Assets
Cash	$10,409,062
Total current assets	10,409,062

Noncurrent Assets
Property and equipment
Oil and gas properties, using full cost method
Proved properties	-
Unproved properties	490,313
Total oil and gas properties	490,313
Drilling rigs and equipment	98,858
Furniture and office equipment	78,574
Less accumulated depreciation, depletion, amortization and impairment	(4,817)
Property and equipment, net	662,928
Deposits on capital equipment and other	5,683,934
Total non-current assets	6,346,862
Total assets	$16,755,924

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable	$1,213,354
Accrued liabilities	296,838
Total liabilities	1,510,192

Shareholders’ Equity
Preferred stock, $.001 par value; authorized 10,000,000
shares; none issued	-
Common stock, $.001 par value, authorized 100,000,000
shares; issued and outstanding 41,223,000 shares	41,223
Additional paid-in capital	16,470,067
Note receivable on common stock issued	(620,000)
Accumulated deficit	(645,558)
Total shareholders’ equity	15,245,732

Total liabilities and shareholders’ equity	$16,755,924

See accompanying notes to financial statements.

STANDARD DRILLING, INC.

Statement of Operations
For the Period from Inception (February 14, 2006) to June 30, 2006

Revenue	$—

Operating Expenses
Depreciation, depletion and amortization	4,817
General and administrative- (excluding compensation and professional services)	126,730
Compensation expense	497,988
Professional services	55,429

Total operating expenses	684,964

Loss from operations	(684,964)

Interest income	39,406

Net loss	$(645,558)

Loss per share:
Basic and diluted	(0.03)

Weighted average shares outstanding	25,813,846

See accompanying notes to financial statements.

STANDARD DRILLING, INC.

Statement of Shareholders’ Equity
For the Period from Inception (February 14, 2006)
to June 30, 2006

	Common Stock		Additional Paid-In	Note	Accumulated
	Shares	Amount	Capital	Receivable	Deficit	Total
Balance - February 14, 2006 (inception)
Initial capital from founding shareholders for services rendered	23,000,000	$23,000				$23,000

Issuance of common stock and warrants for cash	18,223,000	18,223	$16,470,067	$(620,000)		15,868,290

Net (loss)					$(645,558)	(645,558)
Balance - June 30, 2006	41,223,000	$41,223	$16,470,067	$(620,000)	$(645,558)	$15,245,732

See accompanying notes to financial statements.

STANDARD DRILLING, INC.

Statement of Cash Flows
For the Period from Inception (February 14, 2006)
to June 30, 2006

Cash Flows from Operating Activities
Net (loss)	$(645,558)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Non-cash compensation expense	23,000
Depreciation and amortization	4,817
Changes in working capital components:
Increase in accounts payable and accrued liabilities	488,792
Net cash used in operating activities	(128,949)

Cash Flows from Investing Activities
Additions to oil and gas properties	(490,313)
Capital expenditures for drilling equipment	(98,858)
Purchase of furniture, office equipment and leasehold improvements	(78,574)
Deposits on capital equipment and other	(5,683,934)
Net cash used in investing activities	(6,351,679)

Cash Flows from Financing Activities
Proceeds from sale of common stock and warrants, net	16,889,690
Net cash provided by financing activities	16,889,690

Net increase in cash	10,409,062

Cash
Beginning of period	-

End of period	$10,409,062

Supplemental information:
Income taxes paid	$-
Interest paid	544

Non-cash financing activities:
Common stock issued to founding shareholders	$23,000
Note received in exchange for common stock and warrants of Standard Drilling, Inc.	620,000
Unpaid finders’ fees associated with sale of common stock and warrants	1,021,400

See accompanying notes to financial statements.

STANDARD DRILLING, INC.

Notes to Financial Statements

Note 1. Organization and Business Operations

Standard Drilling, a Delaware Corporation, intends to provide contract land drilling services to independent and major oil and gas exploration and production companies. Subject to availability of financing, Standard anticipates having a premium fleet of three rigs by the end of 2006, six rigs by the end of 2007 and a total of up to 12 rigs by the end of 2008. Standard has a contract to purchase three 1500 horsepower rigs from Romfor West Africa, Ltd. (“Romfor.”) for a total consideration of $19,100,600. These rigs will be refurbished and modified from new and used components. Standard expects its first rig to be operational by November 1, 2006 and for its second and third rigs to be operational by December 31, 2006. After these initial purchases, Standard intends to continue making additions to its drilling fleet, either through acquisitions of selected assets or through the construction of refurbished drilling rigs. Standard expects all of its rigs will initially operate in the Ft. Worth Basin in northern Texas and in the Arkoma Basin in eastern Oklahoma and western Arkansas, where specialized drilling techniques are required to develop unconventional natural gas shales efficiently. Horizontal drilling is a specialized drilling technique intended to increase the exposure of the wellbore to the natural gas producing formation and increase drainage rates and production volumes. Standard is equipping all of its rigs for drilling horizontal wells with top drives that will make them more efficient in the drilling of long reach horizontal wells. Long reach horizontal wells are increasing as a percentage of total wells drilled in the United States and make up the major proportion of current wells being drilled in unconventional natural gas shale prospects.

Standard expects to earn its revenues by drilling oil and gas wells for its customers and through its negotiated participation in oil and natural gas properties. Standard expects to obtain contracts for drilling oil and gas wells either through competitive bidding or through direct negotiations with customers. Standard’s drilling contracts will provide for compensation on either a term, daywork or footage basis. Contract terms will generally depend on the complexity and risk of operations, the on-site drilling conditions, and the type of equipment used and the anticipated duration of the work to be performed. Standard does not currently have any completed rigs or any contracts to provide drilling services; however, Standard has begun hiring and training initial members of its rig crews in preparation of beginning operations upon completion of the refurbishment and modification of its first rig by November 1, 2006.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates also will include proved oil and gas reserve quantities which are the basis for the calculation of depreciation, depletion and impairment of oil and gas properties, and timing and costs associated with its retirement obligations. Currently, Standard has no proved oil and gas reserves.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks and certificates of deposit which mature within three months of the date of purchase.

Concentration of Credit Risk

Financial instruments that potentially subject Standard to concentration of credit risk consist of cash. At June 30, 2006 Standard had $10,309,062 in cash in excess of federally insured limits. Standard Drilling, Inc. maintains cash accounts only at large high quality financial institution and believes the credit risk associated with cash is remote.

Oil and Gas Properties

Standard follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development of oil and gas reserves, including directly related overhead costs and related asset retirement costs, are capitalized.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects in progress are not amortized until proved reserves associated with the projects can be determined and are periodically assessed for impairment. If the results of an assessment indicate that the properties are impaired, such impairment is added to the costs being amortized and is subject to the ceiling test.

Capitalized costs are subject to a “ceiling test,” which limits such costs to the aggregate of the “estimated present value,” discounted at a 10-percent interest rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the cost of properties not being amortized, plus the lower of cost or fair market value of unproved properties included in costs being amortized, less the income tax effects related to book and tax basis differences of the properties.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income. Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

Oil and Gas Properties Not Subject to Amortization

Standard is currently participating, on a non-operated basis, in oil and gas exploration and development activities. At June 30, 2006, all oil reserves have been classified as unproved reserves. Consequently, all the property, development and exploratory costs have been excluded in computing amortization. Standard will begin to amortize these costs when these projects are evaluated, which is currently estimated to be 2007.

Drilling rigs and equipment

Drilling rigs and equipment, including renewals and betterments, are capitalized and stated at cost, while maintenance and repairs are expensed currently. Assets are depreciated on a straight-line basis. The depreciable lives of land drilling equipment approximate 15 years. The depreciable life for certain other equipment including drill pipe and camp quarters ranges from three to seven years. Depreciation is not commenced until acquired rigs and equipment are placed in service. Once placed in service, depreciation continues when rigs are being repaired, refurbished or between periods of deployment. As of June 30, 2006, Standard Drilling had not recognized any depreciation expense associated with drilling rigs, as no rigs had been placed in service. Standard Drilling periodically evaluates long-lived assets to determine that their net carrying value is not in excess of their net realizable value. We consider a number of factors, such as estimated future cash flows and current market value analysis in determining the net realizable value. Assets are written down to fair value if the fair value is below the net carrying value.

Revenue Recognition

We derive substantially all of our revenues from the oil and natural gas land drilling services. Drilling revenues and expenses for daywork and term contracts are recorded as the drilling progresses. For footage contracts, we recognize the revenues and expenses upon completion of the well. We generally receive payment from one to three months after the service has been rendered. Oil and gas revenues are recorded in the month the product is delivered to the purchaser and title transfers. We generally receive payment from one to three months after the sale has occurred. Each month we estimate the volumes sold and the price at which they were sold to record revenue. Variances between estimated revenue and actual amounts are recorded in the month payment is received.

Furniture and Office Equipment

Furniture and office equipment is stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of 5 years. During the period ended June 30, 2006 there was depreciation expense was $4,817.

Employee Stock Plan

At June 30, 2006, Standard Drilling has a stock-based compensation plan, which is described more fully in Note 8. As required under generally accepted accounting principles, Standard Drilling accounts for the plan under the recognition and measurement principles of FASB Statement No. 123R, Accounting for Stock-Based Compensation.

Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rate are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance is established when necessary to reduce the deferred tax asset to the amount expected to be realized.

Note 3.  Going Concern

As shown in the accompanying financial statements, Standard has incurred operating losses since inception and expects to continue to incur losses through 2006. As of June 30, 2006, Standard has commitments for the purchase of equipment that exceed available funds; has no revenues; and has generated operating losses since inception. These factors raise substantial doubt about our ability to continue as a going concern. Standard’s ability to achieve and maintain profitability and positive cash flow is dependent upon Standard’s ability to complete the refurbishment and modifications to drilling rigs economically; utilize the drilling equipment at profitable levels, and convert unproved oil and gas properties to producing properties at economic levels. Management plans to fund its future operations by obtaining additional financing and commencing commercial drilling activities for third parties. However, there is no assurance that Standard will be able to utilize the drilling equipment at economic levels, convert our unproved properties to producing properties; or obtain additional financing from investors or private lenders and, if available, such financing may not be on commercial terms acceptable to Standard or its shareholders.

Note 4. Income Tax Matters

Net deferred tax assets consist of the following components as of June 30, 2006:

Net operating loss carryovers	$239,737

Less valuation allowance	(239,737)
Net deferred tax asset	$0

Standard has net operating loss carry forwards of $684,964, which will begin to expire in 2026. The deferred tax assets are net of a full valuation allowance of $239,737 based on the amount that management believes will ultimately be realized. Realization of deferred tax assets is dependent upon sufficient future taxable during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. The components giving rise to the net deferred tax assets described above have been included in the accompanying balance sheet as noncurrent assets.

The income tax provision differs from the amount of income determined by applying the U.S. Federal income tax rate to pretax income primarily due to the valuation allowance.

Note 5. Oil and Gas Properties Not Subject to Amortization

Standard is currently participating in oil and gas exploration and development activities on onshore properties in the Fort Worth Basin and Arkoma Basin. At June 30, 2006, all oil and gas properties are classified as unproved. Accordingly, the capital costs have been excluded from the computation of amortization of the full cost pool. Standard will begin to amortize these costs as the properties are developed and reserve estimates are available. We estimate that the properties we will be developed, evaluated and subject to amortization by the 2007 year end.

Costs excluded from amortization consist of the following at June 30, 2006:

Year Incurred	Acquisition Costs	Exploration Costs	Development Costs	Capitalized Interest	Total
2006	$490,313				$490,313

Note 6. Shareholders’ Equity

Preferred Stock

Standard Drilling is authorized to issue up to 10,000,000 of $.001 par value preferred stock, the rights and preferences of which are to be determined by the Board of Directors at or prior to the time of issuance. As of June 30, 2006 none of the preferred stock is outstanding.

Common Stock

Standard Drilling is authorized to issue 100,000,000 shares of common stock, par value of $.001 per share. The founding shareholders were issued 23,000,000 shares of common stock for services rendered. On June 9, 2006, Standard Drilling completed a private offering of 9,111,500 units at a price of $2.00 per unit realizing net proceeds after offering costs of $15,868,290. Each unit consisted of two shares of common stock and a warrant to purchase one share of common stock at an exercise price of $1.75 per share for every two shares of common stock the investor purchases in the offering. There were 9,111,500 warrants granted in the offering and the warrants expire two years from purchase. These warrants are valued at $546,690. Standard Drilling recognized fees and expenses related to the offering of $1,734,710, $1,021,400 of which remained unpaid as of June 30, 2006. Standard Drilling also granted 1,688,800 warrants with the same terms and conditions as those issued in the private offering to the placement agent. These warrants were valued at $101,328.

Note 7. Note Receivable for Common Stock Issued

On May 30, 2006, and in connection with the private offering completed on June 9, 2006, Standard received a promissory note from an unrelated individual in the amount of $800,000 for the purchase of 400,000 units of Standard. The note bears interest at 4% per annum. The note and all accrued interest are due and payable on October 1, 2006. Standard holds a security interest and a lien on these units as collateral. In June 2006, payments totaling $180,000 had been received and as of June 30, 2006, $620,000 in principal amount remained on the note.

Note 8. Stock Option Plan

Standard Drilling adopted the 2006 Stock Incentive Plan (the “Plan”) in February 2006. Under the Plan options may be granted to key employees and other persons who contribute to the success of Standard Drilling. Standard Drilling has reserved 9,000,000 shares of common stock for the plan. During the period ended June 30, 2006, there were no options granted. On July 27, 2006, Standard Drilling issued 6,250,000 options to purchase shares of its common stock at a price of $0.07 per share with a fair value of $467,500 or $0.07 per share. The options expire on January 25, 2008, are exercisable from the date of issuance and may be exercised on a net cashless basis. Any common stock so issued must be forfeited back to Standard Drilling if the closing price of its common stock on any exchange on which the common stock of Standard Drilling, Inc. is traded or quoted fails to equal or exceed $2.50 for 10 trading days prior to January 25, 2008. In addition on the same date, Standard Drilling issued 2,170,000 options to purchase shares of its common stock at a price of $0.07 per share with a fair value of $162,316 or $0.07 per share. The options expire on January 25, 2008, may be exercised on a net cashless basis and are exercisable after the later of the date the closing price of its common stock on any exchange on which the common stock of Standard Drilling, Inc. is traded or quoted equals or exceeds $2.50 for 10 trading days or January 1, 2007. Due to the complexity of valuing the vesting and forfeiture terms of these options, Standard Drilling valued the above stock options using a lattice valuation model, with the assistance of a valuation consultant. The lattice model is constructed from valuation inputs to represent a wide range of possible future paths for the stock price throughout the life of the option. The option payoff is calculated over a large number of price paths (randomly selected using the Monte Carlo method) along the lattice. The average of the present value of the option payoff along these paths is the estimated value of the option. The assumptions used in the lattice model were: a risk-free interest rate of 5.00%; the current stock price at date of issuance of $0.965 per share; the exercise price of the options of $0.07 per share; the term of 18 months; volatility of 39.22%; and dividend yield of 0.0%.

On July 27, 2006, Standard Drilling also issued 100,000 incentive stock options to an employee of Standard Drilling with an exercise price of $0.965. These options expire on July 27, 2016, vest equally over 4 years and with a fair value of $57,340. Standard Drilling valued these options using the Black-Scholes valuation model. The model uses market sourced inputs such as interest rates, stock prices, and option volatilities, the selection of which requires management’s judgment, and which may impact the value of the options. The assumptions used in the Black-Scholes valuation model were: a risk-free interest rate of 5.00%; the current stock price at date of issuance of $0.965 per share; the exercise price of the options of $0.965; the term of 18 months; volatility of 39.22%; and dividend yield of 0.0%.

The value of the stock options granted will be recognized as compensation expense beginning in the third quarter of 2006 over the vesting term of the options.

Note 9. Related Party Transactions

Our Chairman and CEO, Mr. Prentis B. Tomlinson, Jr., owns approximately 38.0% of Calibre Energy, Inc., a publicly held oil and gas exploration company which trades on the over-the-counter-bulletin-board under the symbol CBRE, and serves as its Chairman and CEO.

On March 24, 2006, Standard borrowed $350,000 from Calibre Energy, Inc. pursuant to a loan bearing interest at 4% per annum. On April 7, 2006 Standard paid $350,544.54 to Calibre Energy, Inc., the full amount of the loan with all interest due.

Several of Standard Drilling’s officers, including our CEO, President and CFO, are also employed as officers and/or directors of Calibre Energy, Inc., a company engaged in the business of oil and gas exploration and production.

Note 10. Commitments and Contingencies

Standard Drilling has entered into a five year lease agreement for office space in Houston, TX. The lease commenced on July 1, 2006 and will expire on June 30, 2011.

At June 30, 2006, future minimum lease payments under the operating lease are as follows:

Period ending June 30, 2006:

		Payments Due By Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years
Rent Obligations	$285,700	$54,100	$112,800	$118,800
Drilling Rig Purchase Commitments	14,651,634	14,651,634
Total	$14,937,334	$14,705,734	$112,800	$118,800

Standard had no rent expense for the period ended June 30, 2006.

Note 11. - Subsequent Events

Reverse Merger

In the Merger, Online Holdings exchanged 41,223,000 shares of its common stock in exchange for 41,223,000 shares of common stock of Standard Drilling Delaware and reserved for issuance (1) 10,800,300 shares of common stock pursuant to outstanding warrants to purchase common stock of Standard Drilling Delaware that were assumed by Online Holdings, and (2) 8,520,000 shares of common stock pursuant to outstanding options to purchase common stock of Standard Drilling Delaware pursuant to the Standard Drilling, Inc. 2006 Stock Incentive Plan that were assumed by Online Holdings. Standard Drilling Delaware paid Online Holdings $60,000 as a deposit pursuant to the Merger Agreement. A condition to the Merger was an agreement by the then principal stockholder of Online Holdings to cancel, immediately prior to the Merger, 20,000,000 outstanding shares of common stock of Online Holdings that had been issued to the principal shareholder. In consideration of such cancellation, Online Holdings paid the principal shareholder $60,000, and Standard recognized recapitalization expense of $60,000. The then principal shareholder of Online Holdings also assumed the net liabilities of Online Holdings. As a result of the Merger, Standard have 45,073,000 shares of common stock issued and outstanding and an additional 19,320,300 shares of common stock reserved for issuance as described above.

In connection with the Merger, Online Holdings changed its name to Standard Drilling, Inc.

IMPORTANT NOTICE:

The following unaudited Pro Forma financial information of Standard Drilling, Inc. (“Standard Drilling”) and Online Holdings, Inc. (“Online Holdings”) set forth a post merger snapshot of the combined balance sheet at June 30, 2006 as though the merger had occurred as of the balance sheet date. Online Holdings had no significant operations; therefore, no pro forma statement of operations is presented. The Pro Forma transactions presented are required by the merger agreement or by accounting principles to be completed upon the completion of the reverse acquisition.

Pro Forma Balance Sheet
June 30, 2006
(unaudited)

	Standard Drilling	Online Holdings		Adjustments			Pro Forma Combined
Assets				Debit		Credit
Current Assets
Cash	$10,409,062	$60,460			(3)	$60,460	$10,409,062
Total current assets	10,409,062	60,460				60,460	10,409,062

Noncurrent Assets
Property and equipment
Oil and gas properties, using full cost method
Oil & Gas properties
Unproven properties	490,313						490,313
Total Oil and gas properties	490,313						490,313
Drilling rigs and equipment	98,858						98,858
Furniture and office equipment	78,574						78,574
Less accumulated depreciation, depletion, amortization
and impairment	(4,817)						(4,817)
Property and equipment, net	662,928						662,928
Deposits on Capital Equipment and other	5,683,934						5,683,934
Total Non-Current Assets	6,346,862						6,346,862
Total assets	$16,755,924	$60,460				$60,460	$16,755,924

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable	$1,213,354	$7,118	(4)	$7,118			$1,213,354
Accrued liabilities	296,838						296,838
Stock payable		60,000	(3)	60,000			-
Note payable stockholder		17,000	(4)	17,000			-
Interest payable		3,879	(4)	3,879			-
Total liabilities	1,510,192	87,997		87,997			1,510,192

Shareholders’ Equity
Preferred stock		-					-
Common stock	41,223	23,850	(1)	20,000			45,073
Additional paid-in capital	16,470,067	77,374	(2)	128,761	(1)	20,000	16,466,217
					(4)	27,537
Note receivable on common stock issued	(620,000)						(620,000)
Accumulated deficit	(645,558)	(128,761)			(2)	128,761	(645,558)

Total shareholders’ equity	15,245,732	(27,537)		148,761		176,298	15,245,732

Total liabilities and shareholders’ equity	$16,755,924	$60,460		$236,758		$176,298	$16,755,924

Notes

(1)	Merger agreement provides for the cancellation of 20,000,000 shares of Online Holdings common stock.

(2)	As a result of the reverse merger accounting, Online Holdings’ accumulated deficit is eliminated.

(3)	Represents the cost of the merger to Standard Drilling of $60,000 reflected in recapitalization expense.

(4)	Represents the net liabilities assumed by the principal shareholder of Online Holdings of $27,537 included in Online Holding’s balance sheet.

(c) Exhibits

Exhibit No.	Description

2.1
Agreement and Plan of Merger dated July 27, 2006 by and among Online Holdings, Inc., a Nevada corporation, Standard Drilling Acquisition Corp., a Delaware corporation, and Standard Drilling, Inc., a Delaware corporation, (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on July 27, 2006.)

3.1	Amended and Restated Articles of Incorporation of Online Holdings, Inc.

3.3	Bylaws of Online Holdings, Inc. (incorporated by reference from Exhibit 3.2 to Form SB-2 filed by the Company on December 19, 2001.)

10.1	Registration Rights Agreement dated June 9, 2006 by and among Standard Drilling, Inc. and the stockholders named therein.

10.2	Contract with Romfor West Africa Ltd., effective May 15, 2006

10.3*	Standard Drilling, Inc. 2006 Stock Incentive Plan

10.4*	Form of Incentive Stock Option Agreement

10.5*	Form of Non-Statutory Stock Option Agreement A

10.6*	Form of Non-Statutory Stock Option Agreement B

10.7*	Employment Agreement dated July 27, 2006 between Standard Drilling, Inc. and Prentis B. Tomlinson, Jr.

10.8*	Employment Agreement dated July 27, 2006 between Standard Drilling, Inc. and Edward L. Moses, Jr.

10.9*	Employment Agreement dated July 27, 2006 between Standard Drilling, Inc. and Robert T. Moffett

10.10*	Employment Agreement dated July 27, 2006 between Standard Drilling, Inc. and Michael J. Walker

10.11*	Employment Agreement dated July 27, 2006 between Standard Drilling, Inc. and O. Oliver Pennington, III
* Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD DRILLING, INC.

Date: September 1, 2006	By:	/s/ Prentis B. Tomlinson, Jr.
Name: Prentis B. Tomlinson, Jr., Chairman and CEO

EXHIBIT INDEX

Exhibit No.	Description

2.1
Agreement and Plan of Merger dated July 27, 2006 by and among Online Holdings, Inc., a Nevada corporation, Standard Drilling Acquisition Corp., a Delaware corporation, and Standard Drilling, Inc., a Delaware corporation, (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on July 27, 2006.)

3.1	Amended and Restated Articles of Incorporation of Online Holdings, Inc.

3.3	Bylaws of Online Holdings, Inc. (incorporated by reference from Exhibit 3.2 to Form SB-2 filed by the Company on December 19, 2001.)

10.1	Registration Rights Agreement dated August , 2006 by and among Standard Drilling, Inc. and the stockholders named therein.

10.2	Contract with Romfor West Africa Ltd., effective May 15, 2006

10.3*	Standard Drilling, Inc. 2006 Stock Incentive Plan

10.4*	Form of Incentive Stock Option Agreement

10.5*	Form of Non-Statutory Stock Option Agreement A

10.6*	Form of Non-Statutory Stock Option Agreement B

10.7*	Employment Agreement dated July 27, 2006 between Standard Drilling, Inc. and Prentis B. Tomlinson, Jr.

10.8*	Employment Agreement dated July 27, 2006 between Standard Drilling, Inc. and Edward L. Moses, Jr.

10.9*	Employment Agreement dated July 27, 2006 between Standard Drilling, Inc. and Robert T. Moffett

10.10*	Employment Agreement dated July 27, 2006 between Standard Drilling, Inc. and Michael J. Walker

10.11*	Employment Agreement dated July 27, 2006 between Standard Drilling, Inc. and O. Oliver Pennington, III
* Management contract or compensatory plan or arrangement.